As filed with the Securities and Exchange Commission on  January 23, 2014
Registration No. 333-190837
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 5
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE REAL HIP-HOP NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	1040	27-2787118
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Number)	Identification Number)

1455 Pennsylvania Avenue NW, Suite 400 Washington, DC 20004
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Atonn F. Muhammad
1455 Pennsylvania Avenue NW, Suite 400
Washington, DC 20004
              Telephone (202) 379-3115
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
 The Law Offices of Timothy S. Orr, PLLC
4328 West Hiawatha Dr., Suite 101
Spokane, WA 99208
Telephone (509) 462-2926

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount to Be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	per Share	Offering Price	Registration Fee(2)

Common Stock, par value $0.0001 per share	5,000,000(3)	$ 5.00	$ 25,000,000	$ 3,410

Common Stock, par value $0.0001 per share	3,176,050(4)	$ 5.00	$ 15,880,250	$ 2,166.07

TOTAL	8,176,050	$ 5.00	$ 40,880,250	$ 5,576.07

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) The registration fee for securities is based on an estimate of the proposed maximum aggregate offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3) 5,000,000 common shares are being offered by the Company as an initial public offering at a fixed price of $5.00 per share.

(4) 3,176,050 common shares are being registered for certain selling stockholders of the Company.

Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price has been determined arbitrarily by us. The selling stockholders identified in this prospectus are deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales in accordance with the methods and terms described in the “Plan of Distribution” (see “Plan of Distribution” included herein).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED _____________, 2013

THE REAL HIP-HOP NETWORK, INC.
5,000,000 OF COMMON STOCK OFFERED BY REAL HIP-HOP NETWORK, INC.
3,176,050 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to both (i) the initial public offering of our common stock, in which we are offering a maximum of 5,000,000 of our common stock, and (ii) the resale by certain selling stockholders of The Real Hip-Hop Network, Inc. of up to 3,176,050 shares of common stock held by selling stockholders of The Real Hip-Hop Network, Inc.  No public market currently exists for the securities being offered. While we will receive proceeds from our own sale of our common stock, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

5,000,000 Shares of Common Stock Offered by Real Hip-Hop Network, Inc.

We are offering for sale a maximum of 5,000,000 shares of common stock at a fixed price of $5.00 per share for the duration of the offering set at sixteen (16) months following the effectiveness of this Registration Statement, with no minimum number of shares that must be sold.  We will retain all proceeds from the sale of the offered shares.  The offering will be conducted on a self-underwritten, best efforts basis.  Chief Executive Officer, Mr. Atonn Muhammad, as well as our Chief Financial Officer Mr. Alvin Butler Jr. intend to sell the shares directly to the public, with no commission or other remuneration.  Mr. Muhammad and Mr. Butler Jr. intend to offer shares for sale specifically to friends, family members and business acquaintances.  Mr. Muhammad and Mr. Butler Jr are in formal Lock-Up Agreements (See Exhibit 10.11) with the Company for the duration of the offering and will not sell any of their respective shares until the Company sells all of the 5,000,000 shares in its offering and are also subject to the same lock-up agreements as the rest of the shareholders (See Exhibit 10.9)  .  In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.

Any funds that we raise from our offering of 5,000,000 shares will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of 5,000,000 shares of common stock in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

			Proceeds to	Proceeds to	Proceeds to	Proceeds to
			Company	Company	Company	Company
			Before Expenses	Before Expenses	Before Expenses	Before Expenses
	Offering Price		if 25% of the	if 50% of the	if 75% of the	if 100% of the
	Per Share	Commissions	shares are sold	shares are sold	shares are sold	shares are sold

Common Stock	$5.00	Not Applicable	$6,250,000	$12,500,000	$18,750,000	$25,000,000

Totals	$5.00	Not Applicable	$6,250,000	$12,500,000	$18,750,000	$25,000,000

3,176,050 Shares of Common Stock Offered by Selling Stockholders

Certain selling stockholders will be offering 3,176,050 of our shares of common stock at a fixed price of $5.00 per share for the duration of the offering . 2,376,050 of the shares are subject to a 180 day restriction under a lockup agreement (“the Lockup Agreement”) (See Exhibit 10.9). The release dates, number of shares being released, and corresponding percentages of our 29,150,000 outstanding shares, are 594,012.5 shares (2.02%) 180 days after the Lock-up Period and 594,012.5 shares (2.02%) for each of the three (3) consecutive three-month periods after the date of expiration of the Lock-up Period.  Following the expiration of a180 day Lockup Agreement, and if and when, our shares qualify to be quoted on the OTC Bulletin Board or U.S. trading exchange and the offering is closed the selling stockholders may sell at prevailing market prices or through privately negotiated prices.  Each of the selling stockholders are deemed to be  “ underwriters ” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we intend to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board (“OTCBB”) or U.S. trading exchange.  We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.  If a market does not develop for our common stock, shareholders would likely lose any investment made in its entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with reduced U.S. public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12.

Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and future growth prospects may have changed since that date.

Unless the context requires otherwise, the words “Company,” “we,” “our”, “us”, “RHN” or “The Real Hip-Hop Network, Inc.” refer to The Real Hip-Hop Network, Inc. unless the context otherwise indicates.

Until ___ ______, 2014 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Overview:  The Real Hip-Hop Network is an emerging growth company that intends to provide family-appropriate (family-appropriate “meaning it is considered suitable for all members of the average family”) Hip-Hop content to a multi-racial/multi-generational demographic through multiple distribution platforms, including via the Company’s website at RHN.TV and cable/satellite broadcast provided. The Company also intends to develop and utilize broadband, digital and wireless platforms to deliver music, gaming and steaming video to mobile devices and in home gaming systems estimated within the next twelve months. The Company intends to provide a mix of approximately 45% music video-based entertainment, approximately 55% of RHN’s lineup includes original programming revolving around the Hip-Hop lifestyle, culture and pro-social programs, such as first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions, interviews and exciting original content. We are currently evaluating all our options to commercialize our licensed content and platforms. The Company’s concept and content has been beta tested and has not been deployed for commercial sale anywhere in the world. Although the Company’s technology and platform is ready for deployment each country will have different requirements for deployment, so the commercialization process is likely to be lengthy and complex. The Company may employ different strategies in different areas of the world, such as sublicensing deployment and commercialization rights for some territories while retaining rights for other territories.

License Agreement:  On August 15, 2011, Accelerated Acquisitions XII (now known as The Real Hip-Hop Network) entered into a Licensing Agreement (“Licensing Agreement”) that was amended on August 14, 2013 [See Exhibit(s) 10.4 &10.5] with The Real Hip-Hop Network, Broadcast Corp (“Licensor”) (The Licensor is controlled by a SSM Media Ventures Inc., a major shareholder in the Company- Voting and/or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company), pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information to provide intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic.    Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions. The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Through the License Agreement the Company was assigned binding and enforceable contract with DirecTV, the term of the agreement is for the period commencing on May 8, 2013 and ending on the first anniversary of the Service Commencement Date, which is anticipated to be December of 2014 (the “Term”). DirecTVshall have the option to extend the Agreement for one (1) additional year upon notice to the Company at least sixty (60) days prior to the scheduled expiration of the Term (and the “Term” shall be deemed to include any such extension period). The “Service Commencement Date” means the date on which DirecTV commences distribution of the Service via the DirecTV Distribution System for revenue-generating purposes, which date shall be on or about December 1, 2013. Furthermore, the Company was assigned binding and enforceable contract with DISH Network that began May 1, 2013 and expires February 28, 2015. The contracts with DirecTV and DISH Network are intended allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Upon completion of testing with DirecTV, the Company agreed to pay a non-refundable deposit to DirecTV of $522,000 and $261,000 per week the first year, $371,000 per week the second year and $391,000 per week the third year for services (all weekly payments are due two weeks in advance of content distribution). The services consist of a national feed to an estimated 18,411,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all DirecTV subscribers in the United States on an exclusive designated channel determined by DirecTV. Upon completion of testing with Dish Network, the Company agreed to pay a non-refundable deposit to Dish Network of $1,500,000 and $1,166,000 per month for services (all monthly payments are due in advance of content distribution). The services consist of a national feed to an estimated 14,000,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all Dish Network subscribers in the United States on an exclusive designated channel determined by Dish Network. The Company began testing with the networks in August, 2013 and anticipated completion in November of 2013 and has been delay do to testing until the end of January 2014. The Company will not be able to launch it content on either network until the aforementioned deposits and monthly fees can be paid.  The Company currently has no cash or ability to pay the network fees and is relying on the primary offering in this prospectus to meet the obligations. Pursuant to the agreements there are customary representations and warranties of each of the parties and can be terminate by either party with thirty days written notice.

The company is operating independently of SSM Media the majority stockholder and The Real Hip-Hop Network, Broadcast Corp., the Licensor, described in the “Description of Business” section herein.

Revenues:  Our primary sources of revenue is intended to come from affiliate fees and advertising. The Company anticipates the first one to three years of revenues will be generated by advertising as we will be paying the providers for the distribution of our content and for the third year and beyond after the Company establishes rating scores the Company intends on generating Affiliate revenues.   Affiliate revenues are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives RHN content.

Risks Related to Our Business and Investment in Our Common Stock: Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section entitled “Risk Factors” immediately following this prospectus summary before making an investment decision. We may be unable for many reasons, including those that are beyond our control, to implement our business strategy successfully.

These risks include:

•	Our limited operating history makes it difficult to evaluate our current business and future prospects.

•	We have a history of losses and we may not achieve or sustain profitability in the future.

•	We operate in a rapidly changing market, we have particularly limited experience with our non-print products and services and our business model is evolving and difficult to predict.

•	If we do not successfully adapt to known or unforeseen market developments our business and financial condition could be materially and adversely affected.

•
If we fail in our efforts to attract new consumers, increase and develop platforms and increase monetization of our business, our revenues will be affected adversely, which may result in a complete loss of any investment made into the Company.

Corporate History and Information: We were incorporated in the State of Delaware on May 4, 2010, and established an end of March fiscal year end. Our corporate headquarters is located at 1455 Pennsylvania Avenue NW, Suite 400, Washington, DC 20004 and our telephone number is (202) 379-3115 our website is RHN.TV.

The Company will not be able to commercialize either its media content or distribution platforms without additional capital, if we do not secure:

✓	Five Hundred Thousand Dollars ($500,000) for future development before August 7, 2014;

✓	Five Hundred Thousand Dollars ($500,000) for future deployment before August 15, 2015; and

✓	A minimum of an additional One Million Dollars ($1,000,000) for future deployment before August 15, 2016.

If we are unable to secure minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of our content distribution over the next three years we will lose our rights to the media content and distribution platforms, which would be a material adverse impact on business development and may result in a complete loss of any investment made into the Company.

Additionally, the Company will be responsible under the License Agreement to pay Licensor a royalty of (.25%) of all gross revenues resulting from the use of the Technology by Licensee.  Moreover, if the technology is sub-licensed by the Company, the Company shall pay Licensor a (1%) royalty, except if otherwise modified in writing.

The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License.  Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek at an aggregate of $25,000,000 in 2014 through the sale of equity and the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $2,755,548 will be used for sales and marketing, $12,930,077 will be used for the TV network fees, an estimated $2,049,325 will be spent on management, legal, accounting, rent, financing fees and other payables, $ 16,889 will be spent on this offering and $3,589,520 will be spent on production and programming leaving $3,658,641 in reserve for increased working capital.

There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for the distribution of media content and achieve its Business Plan, it estimated the minimum amount of capital the company needs to raise over the ne twelve months is $2 million to continue operations.

Implications of being an Emerging Growth Company:  As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2013, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•
Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management's Discussion and Analysis of Financial Condition and Results of Operations” disclosure.

•	Reduced disclosure about our executive compensation arrangements.

•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of these reduced reporting burdens in this prospectus.

THE OFFERING

Securities offered:	We are offering up to 5,000,000 of our common stock. The selling stockholders are offering up to 3,126,050 shares of our common stock.

Offering price:
The Company is selling shares at a fixed price of $5.00 per share for the duration of the offering, and the selling stockholders are selling shares at a fixed price of $5.00 per share for the duration of the offering which is a period of 16 months from the effective date of this prospectus, unless our shares are quoted on the Over The Counter Bulletin Board or other U.S. trading exchange and the offering is closed , in which case the selling stockholders may thereafter sell their shares at prevailing market prices or privately negotiated prices.

March 31, 2013 ($)
Financial Summary
Cash and Deposits	$-
Total Assets	-
Total Liabilities	109,626
Total Stockholder’s Deficit	$(109,626)

Accumulated From May 4, 2010
(Inception) to March 31, 2013 ($)
$
Statement of Operations
Total Expenses	114,391
Net Loss for the Period	(114,391)
Net Loss per Share	$0.00

Shares outstanding prior to offering:	29,150,000

Shares outstanding after offering:	34,150,000

Market for the common shares:
There is no public market for our shares.  Our common stock is not traded on any exchange or on the over-the-counter market.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the Over The Counter Bulletin Board or other U.S. trading exchange. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:
We intend to use the net proceeds from the sale of our 5,000,000 shares (after deducting estimated offering expenses payable by us) for professional fees, general business development, administration expenses, option fees and software fees.  See “Use of Proceeds” on page 23 for more information on the use of proceeds.  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders who are simultaneously offering 3,176,050 shares of common stock under this prospectus.

We will not receive any proceeds from the sale of shares by the selling stockholders, furthermore the selling shareholders holding 2,376,050 of the 3,176,050 shares for resale have entered into Lockup Agreements.

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements as of March 31, 2013 and for the period from May 4, 2010 (Inception) to March 31, 2013 and unaudited financial statements as of September 30, 2013 and for the period from May 4, 2010 (Inception) to September 30, 2013. Our working capital as at March 31, 2013 was $0.

Financial Summary (audited)	March 31, 2013 ($)
Cash	$-
Total Assets	-
Total Liabilities	109,626
Total Stockholder’s Deficit	$(109,626)

September 30, 2013 ($)
Financial Summary (Unaudited)
Cash	$-
Total Assets	-
Total Liabilities	135,626
Total Stockholder’s Deficit	$(135,626)

Accumulated From May 4, 2010
(Inception) to September 30, 2013 ($)
Statement of Operations (Unaudited)
Total Expenses	$(141,391)
Net Loss for the Period	$141,391

September 30, 2012 ($)
Financial Summary (Unaudited)
Cash	$24
Total Assets	24
Total Liabilities	92,150
Total Stockholder’s Deficit	$(92,126)

Accumulated From May 10, 2010
(Inception) to September 30, 2012 ($)
Statement of Operations (Unaudited)
Total Expenses	$96.891
Net Loss for the Period	$96,891

RISK FACTORS

Investing in our common stock involves a high degree of risk. The following risk factors describe circumstances or events that could have a negative effect on our business, financial condition or operating results. You should carefully consider each of the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In these circumstances, the market price of our common stock could decline and you could lose some or all of your investment. Additional risks and uncertainties not currently known to us or that we currently believe are not material could also impair our business, financial condition or operating results.

RISKS RELATED TO OUR BUSINESS

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated March 31, 2013, our independent auditors stated that our financial statements for the period from inception May 4, 2010 through March 31, 2013 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

We were formed May 4, 2010; our limited operating history makes it difficult to evaluate our current business and future prospects.

We are a development stage company with limited operating results to date. Since we do not have an established operating history or regular sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

You should consider our business and prospects in light of the risks, expenses and difficulties typically encountered by companies in their early stage of development, including, but not limited to our ability to successfully:

•	execute on our relatively new, evolving and unproven business model;

•	develop new products and services, both independently and with developers or other third parties;

•	attract and retain consumers and increase their engagement with our proposed business platform;

•	manage the growth of our business, including increasing or unforeseen expenses;

•	develop and scale a high performance technology infrastructure to efficiently handle increased usage by consumers;

•	compete with companies that offer similar services or products;

•	expand into adjacent markets;

•	develop a profitable business model and pricing strategy;

•	navigate the ongoing evolution and uncertain application of regulatory requirements, such as privacy laws, to our innovative business;

•	maintain relationships with strategic partners and brands; and

•	expand into foreign markets.

We have encountered and will continue to encounter these risks and if we do not manage them successfully, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We have no profitable operating history and may never achieve profitability in the future.

From inception (May 4, 2010) through March 31, 2013, the Company has an accumulated deficit during the development stage of $114,391 notwithstanding the fact that the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are an early stage company and have a limited history of operations and have not generated revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. We may not ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

If we are unable to increase the number of subscriber households that receive our programming, we may be unable to increase our revenue as anticipated.

Growth of our affiliate fees depends upon:

• increasing the number of subscriber households by entering into new distribution agreements;
• increasing the number of subscriber households under existing agreements; and
• renewing existing and any new distribution agreements.

Entering into new distribution agreements is difficult and time-consuming, and we may not be able to enter into new, or renew existing, distribution agreements on acceptable terms, or at all. Failure to deliver our programming to additional subscriber households would adversely affect our ability to increase affiliate fees and advertising revenue.

We have a need to raise additional capital; if we are unable to raise capital our business may fail, resulting in a complete loss of any investment made in to the Company.

The Company will not be able to commercialize either its media content or distribution platforms without additional capital, if we do not at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License.  Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek at an aggregate of $25,000,000 in 2014 through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $2,755,548 will be used for sales and marketing, $12,930,077 will be used for the TV network fees, an estimated $2,049,325 will be spent on management, legal, accounting, rent, financing fees and other payables and $3,589,520 will be spent on production and programming leaving $3,658,641 in reserve for increased working capital. It’s estimated the minimum amount of capital the company needs to raise over the next twelve months is $2 million to continue operations.  There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for content delivery and achieve its Business Plan.

We are dependent upon a License Agreements for the development of our business; this agreement may be terminated at any time. Without the License Agreement the Development of the Company would be materially impacted.

The licensee has the right to terminate the License Agreement at anytime by doing the following: By ceasing to use the media content and distribution platforms facilitated by any Licensed Products. Giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

The licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

We are dependent upon Network Agreements with DirecTV and Dish Network for the development of our business; these agreements may be terminated at any time. Without the Agreement the Development of the Company would be materially impacted.

The Company was assigned binding and enforceable contract with DISH Network that began May 1, 2013 and expires February 28, 2015. Pursuant to the agreements there are customary subscriber fees, deposits and customary representations and warranties of each of the parties and can be terminate by either party with thirty days written notice. The agreements are intended to allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Upon completion of testing with DirecTV, the Company agreed to pay a non-refundable deposit to DirecTV of $522,000 and $261,000 per week the first year, $371,000 per week the second year and $391,000 per week the third year for services (all weekly payments are due two weeks in advance of content distribution). The services consist of a national feed to an estimated 18,411,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all DirecTV subscribers in the United States on an exclusive designated channel determined by DirecTV. Upon completion of testing with Dish Network, the Company agreed to pay a non-refundable deposit to Dish Network of $1,500,000 and $1,166,000 per month for services (all monthly payments are due in advance of content distribution). The services consist of a national feed to an estimated 14,000,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all Dish Network subscribers in the United States on an exclusive designated channel determined by Dish Network.

If the Company fails to compete testing and fails to pay the network fees, the networks will terminate our agreements which could materially and adversely affect our business, operating results and financial condition.

Our distribution agreements may contain "most favored nation" provisions that may inhibit our ability to acquire new distributors or result in lower fees per subscriber household or other adverse terms under existing agreements. In addition, our distribution agreements contain performance obligations and operating restrictions, and our business could be harmed if we fail to comply with them.

Our distribution agreements may contain "most favored nation" or "MFN" clauses, which are common in the cable television industry. These clauses typically provide that, in the event we enter into an agreement with another distributor with a lower net effective rate per subscriber household or otherwise on more favorable terms, these more favorable terms must be offered to the distributor holding the MFN right, subject to certain exceptions. As a result, MFN clauses may inhibit our ability to enter into new distribution agreements because they may adversely affect affiliate revenue or other rights under existing distribution agreements. However, the Company may choose to enter into a new distribution agreement at a lower per subscriber rate if the revenue from additional subscribers provided under such agreement would more than offset the decline in affiliate revenue under existing distribution agreements with MFN clauses. In addition, MFN clauses are often complex and require subjective interpretation. In the future, we may enter into distribution agreements with different rate structures than our current agreements, which could add further complexity and subjectivity to comparisons of net effective rates. We could be subject to disputes with our distributors over the interpretation or application of MFN clauses, the outcome of which could materially and adversely affect the terms of our distribution agreements and our business, operating results and financial condition. Further, as is customary, our distribution agreements contain numerous performance obligations and operating restrictions. For example, these agreements contain programming requirements and restrictions on content and, in some cases, on distribution of that content. Any failure to comply with these requirements and conditions in any distribution agreement could potentially result in reductions in subscriber fees or termination of the agreement, any of which could materially and adversely affect our business, operating results and financial condition.

If our third-party suppliers fail to provide us with network infrastructure services on a timely basis, our costs could increase and our operations and growth could be hindered.

We rely on third parties to supply key network infrastructure services, including uplink, playback, transmission and satellite services, which are available only from limited sources. We have occasionally experienced delays and other problems in receiving communications equipment, services and facilities and may, in the future, be unable to obtain such services, equipment or facilities on the scale and within the time frames required by us on terms we find acceptable, or at all. If we are unable to obtain, or if we experience a delay in the delivery of, such services, we may be forced to incur significant unanticipated expenses to secure alternative suppliers or adjust our operations, which could materially and adversely affect our business, operating results and financial condition.

Our website, RHN.TV, was only recently launched and is at an early stage of development. To date, we have not generated revenues from RHN.TV.

To date we have realized no revenue from RHN.TV, and we may not realize significant revenue or any other benefits from our website. Even if we initially attract advertisers to RHN.TV, they may decide not to advertise on our website if their objectives are not met, or if we do not deliver their advertisements in an appropriate and effective manner. In addition, we have incurred and expect to continue to incur significant costs and have devoted and expect to continue to devote significant resources to develop and enhance our website. If we do not realize a sufficient return on this investment, our business, operating results and financial condition will be adversely affected.

Conflicts of interest between the Company and its officer and director may impede the operational ability of the Company.

Our CEO, Mr. Atonn Muhammad is engaged in outside business activities, he has been the CEO and Director of SSM Media Ventures, Inc. since 2005, the Company’s majority shareholder and The Real Hip-Hop Network, Broadcast Corporation since 2009 the Licensor of the Company’s content and distribution platform, which may result in a conflict of interest in allocating his time between our operations and his other business activities. Although Mr. Muhammad does not have a full time employment agreement with the Company and his other business affairs may require him to devote more substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs and could have a negative impact on our ability efficiently operate the Company as a result, Mr. Muhammad will be in a position to make business decisions adverse to the Real Hip-Hop Network, Inc. to the benefit of SSM Media Ventures, Inc. and The Real Hip-Hop Network, Broadcast Corporation.

We are Dependent on our current Management; without whose services the Company’s business operations could cease.

At this time, our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with four full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves. If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Lack of additional working capital may cause curtailment of any expansion plans while raising capital through sale of equity securities would dilute existing shareholders’ percentage of ownership.

Our available capital resources will not be adequate to fund our working capital requirements based upon our present level of operations for the 12-month period subsequent to March 31, 2013. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We incur costs associated with Securities and Exchange Commission (“SEC”) reporting compliance.

We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorney’s fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an emerging growth company until the earliest of : (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii)  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer.  We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which, as of January 13, 2014, 29,150,000 shares of common stock were issued and outstanding. We are also authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, none of which are issued and outstanding. These shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below prior investment valuations, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the value of our common stock.

The release of shares from lock-ups and the potential sale of a significant number of shares may significantly negatively affect our stock price.

The selling stockholders under lock-up agreements own 2,376,050 shares approximately 8.15% of our stock calculated on a fully diluted basis.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next 15 months.  If these stockholders attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected.  The release dates, number of shares being released, and corresponding percentages of our 29,150,000 outstanding shares, are 594,012.5 shares (2.02%) 180 days after the Lock-up Period and 594,012.5 shares (2.02%) for each of the three (3) consecutive three-month periods after the date of expiration of the Lock-up Period.

Through this prospectus we are conducting a primary and selling shareholder   offering; potential investors must be aware that shares of the Company will be available to purchase from not only the Company, but also through existing selling shareholders.

The Company is offering for sale a maximum of 5,000,000 shares of common stock at a fixed price of $5.00 per share for the duration of the offering set at sixteen (16) months following the effectiveness of this Registration Statement, with no minimum number of shares that must be sold.  We will receive all the proceeds from this primary offering.  Certain selling stockholders will be offering 3,176,050 of our shares of common stock at a fixed price of $5.00 per share for the duration of the offering; we will receive no proceeds from the selling shareholders   offering. 2,376,050 of these shares are subject to a 180 day restriction under a lockup agreement.

Potential investors will have the opportunity to purchase shares from either the Company or selling shareholders; moreover, once the lock-up agreement has expired additional shares will be made available for purchase, which in turn may negatively impact the appeal to potential investors in purchasing the shares.

We may need additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. There may not be additional financing available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

Because there is no escrow, trust or similar account, the offering proceeds could be seized by creditors or by a trustee in bankruptcy, in which case investors would lose their entire investment.

Any funds that we raise from our offering of 5,000,000 shares of common stock will be immediately available for our use and will not be returned to investors. We do not have any arrangements to place the funds received from our offering of 5,000,000 shares of common stock in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. Stockholders may never be able to sell shares when desired.  Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected

There is currently no market for our securities and a market for our common stock may never develop or be listed for trading on any trading exchange.

The Company’s stock has not been approved for trading on the OTCBB or a trading exchange and the Company has not contacted any market makers about applying on behalf of the Company. Therefore, there has not been any established trading market for our common stock and there is currently no market for our securities. Even if we are ultimately approved for trading on the OTC Bulletin Board (“OTCBB”) or trading exchange, it is unknown as to the prices at which our common stock will trade if a trading market ever develops.

Our common stock may be subject to the Penny Stock Regulations.

Our common stock may become subject to the SEC's “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock currently has no “market price” and when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the `penny stock` rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and may in the future be subject to price volatility unrelated to our operations.

Our common stock has no market price and, if and when a market price is established, could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock (if and when a market price is established) and could impair our ability to raise capital through the sale of our equity securities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Anti-takeover effects of certain provisions of Delaware State law hinder a potential takeover of the Real Hip-Hop Network, Inc.

We may be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

For purposes of Delaware law, an “interested stockholder” is any person who that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through (i) Beneficially owns such stock, directly or indirectly; or (ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.  The effect of Delaware’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

RISKS RELATED TO OUR INDUSTRY

We may experience significant fluctuations in our operating results due to a number of factors, which make our future operating results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate significantly due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our operating results fall below the expectations of investors or securities analysts or below the guidance, if any, we provide to the market, the price of our common stock could decline very substantially. Factors that may affect our operating results include:

•
changes in the level of our advertising revenue due to the loss of major advertisers, reductions in advertisers' budgets and delays in sales resulting from our failure to complete sales during advertisers' annual purchasing cycles or other factors;

•	changes in our advertising rates as a result of low TV ratings, limited acceptance of our advertising model, increased competition, adverse economic conditions or other factors;

•	our ability to enter into new distribution agreements that would result in the delivery of our programming to additional subscriber households in the United States and internationally;

•	our loss of any distribution agreement or the failure of our existing distributors to maintain or increase the number of their subscriber households;

•	changes in our affiliate revenue as a result of declines in the number of subscriber households, the loss of distributors or the impact of variable accounting for equity awards to distributors;

•	our ability to attract and retain viewers of RHN TV and users of our website RHN.TV;

•	changes in the costs we incur to support user-generated content and changes in the cost of acquiring content from third parties;

•	our ability to develop, produce and broadcast in a timely manner new programming content that attracts our audience;

•	our ability to hire, train and retain key personnel;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•
the timing and success of new media offerings by our competitors and any significant changes in the competitive dynamics of our market, including new entrants or substantial discounting of advertising;

•	network outages or security breaches;

•	the timing of expenses related to any acquisitions and potential future charges for the impairment of goodwill resulting from such acquisitions; and

•	general economic conditions that adversely affect advertising rates, the level of advertising or the number of subscriber households of existing and any future distributors.

Due to our limited operating history, we do not have an established system or extensive experience forecasting our future revenue, and we may be unsuccessful in doing so. Our operating expenses are based on our expectations of future revenue and are largely fixed in the short term. As such, any shortfall in revenue in a future period would directly and adversely affect our operating results.

Our success depends on the popularity of our content offerings with our young adult audience. If we fail to engage young adults with our programming, our advertising revenue will not grow as anticipated, and could decline, and our ability to add new distributors would be adversely affected.

Young adults are demanding consumers of content and are subject to rapid and unpredictable changes in their interests and preferences. In addition, our programming competes with other entertainment offerings and activities, including fictional content offerings such as movies and large portions of traditional TV programming, the Internet and video games. If our programming does not engage young adults, advertising revenue will not grow as anticipated, and could decline, and our ability to add new distributors would be adversely affected.

If we are unable to generate advertising revenue, our financial results and ability to grow our business will be adversely affected.

We have not achieved widespread adoption of our advertising model by advertisers. In addition, we have a relatively new advertising sales team, including a new head of sales, and we believe we need to hire additional qualified sales personnel to achieve our advertising sales objectives. If our sales team fails to sell advertising on RHN TV and our website RHN.TV our revenue and operating results will be adversely affected.

Our advertising sales cycles are long and unpredictable, and our sales efforts require considerable time and expense and may not be successful. Many advertisers purchase advertising on an annual basis, which can delay our ability to generate advertising revenue.

Many advertisers undertake a significant evaluation process that can result in a lengthy sales cycle, in some cases over 12 months. We intend to spend substantial time and expense in our sales efforts without any assurance that our efforts will generate any sales. In addition, advertising decisions are frequently influenced by budget constraints, multiple approvals and unplanned administrative, processing and other delays. Moreover, because many advertisers purchase advertising on an annual basis, our ability to sell them advertising will be delayed by a year if we do not generate sales from them during a particular annual advertising sales cycle. If sales expected from a specific advertiser are not realized or are delayed, our business, operating results and financial condition would be adversely affected.

We are subject to the risks of doing business outside the United States.

In connection with the launch of our programming in new markets outside the United States, we may incur significant capital expenditures and increases in operating expenses in advance of going live with our network and generating affiliate revenue. In addition, we have historically not actively pursued international advertising sales, and international advertising revenue to date has not been significant. We do not expect to generate advertising revenue in new markets until we have achieved market acceptance, and we generally expect advertising revenue, measured on a per subscriber household basis, will be lower in markets outside of the United States. As such, we expect that each launch of our programming in a new market will adversely affect our margins, at least for the short term. Our inexperience in operating our business outside of the United States increases the risk that any international expansion efforts that we may undertake will not be successful. In particular:

•	we have very limited experience identifying and producing content designed to appeal to young adults in countries other than the United States;

•	we may be unsuccessful in securing distribution agreements in countries outside the United States on favorable per subscriber household rates, if at all; and

•	the programming and advertising models we have adopted in the United States may prove unsuccessful in attracting audiences and advertisers in other countries.

In addition, conducting international operations subjects us to new risks that we have not generally faced in the United States. These include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	regulatory or contractual limitations on our ability to distribute our programming in certain international markets;

•	difficulties and costs associated with managing and staffing international operations;

•	failure to renew distribution agreements, which generally have shorter terms than distribution agreements in the United States;

•	potentially adverse tax consequences, including restrictions on the repatriation of earnings;

•
the burdens of complying with a wide variety of international laws and different technical, certification and legal standards, including local programming, advertising, censorship and other regulations;

•
political, social and economic instability abroad, terrorist attacks and security concerns in general, including the impact of any such events on our employees or independent consultants working outside the United States;

•	reduced or varied protection of intellectual property rights in some countries; and

•	new and different sources of competition.

Any of these risks could negatively affect our international business and, consequently, our overall business, operating results and financial condition.

Competition could reduce our revenue and prevent us from achieving or maintaining profitability.

We face significant competition in both the cable television and online markets in which we operate. RHN TV will compete with other television networks that target young adults. These networks include Comedy Central, Fuse, G4, MTV, Spike TV and other major cable networks that are owned by large media conglomerates, such as Comcast, Disney, Time Warner and Viacom. The Company faces competition from companies that are consumer destination websites, such as AOL, Google, MSN and Yahoo!, online video aggregators, such as Hulu and YouTube, and news and social network platforms, such as del.icio.us, digg.com, Facebook and MySpace.

We believe that the principal competitive factors affecting RHN TV and RHN.TV include the following:

•	ability to attract and retain the young adult audience;

•	quality and reliability of programming;

•	the number of subscriber households that receive RHN TV and its placement on distributors' service tiers;

•	ability to engage seamlessly with audiences across multiple platforms;

•	relevance of content;

•	quality and breadth of content library;

•	brand recognition and reputation;

•	relationships with new and innovative content creators and producers; and

•	services for, and relationships with, advertisers.

Some of our future competitors have significantly greater financial, technical, marketing and other resources than we do, enjoy greater name recognition than we do or may have more experience or advantages than we have in the markets in which we compete. For example, companies such as Viacom and Yahoo! may have competitive advantages over us because of their greater size and resources. If we are unable to compete effectively, we could suffer reductions in our viewing audience, declines in advertising revenue, additional obstacles to entering into new distribution agreements, loss of content providers and other harmful effects, any of which would adversely affect our business, operating results and financial condition.

If we fail to develop and maintain brand awareness, our business would suffer.

We believe that developing and maintaining brand awareness in a cost-effective manner is critical to achieving increased viewership of our programming, generating higher advertising revenue and entering into new distribution agreements that expand the number of subscriber households we reach. Our brand promotion activities may not achieve any of these objectives, and even if they do, any resulting increase in revenue may not offset the expense we incur in building our brand. If we fail to promote and maintain our brand, our business, operating results and financial condition would be adversely affected.

Our success will depend on key relationships with content partners.

Obtaining content from third parties is important to our business, if we were unable to obtain content from content partners or other third parties, or if the terms upon which we obtain such content are less favorable to us in the future, our business, operating results and financial condition could be adversely affected.

We may expand through acquisitions, which may divert our management's attention and result in unexpected operating difficulties, increased costs and dilution to our stockholders.

We may acquire complementary businesses, distribution rights, content and other assets. An acquisition may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties in integrating acquisitions, especially if the key personnel of the acquired assets choose not to work for us, and we may have difficulty retaining advertisers and distributors due to changes in management and ownership. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our business. We also may be required to use a substantial amount of our cash, issue equity securities or incur or assume indebtedness to complete an acquisition, which could deplete our cash reserves, dilute our existing stockholders and adversely affect the market price of our common stock. If we incur debt to pay for any acquisition, such indebtedness may include covenants that restrict our operations and would result in additional interest expense that would adversely affect our operating results. The anticipated benefits of any acquisition would be realized or that we would not be exposed to unknown liabilities. In addition, acquisitions may negatively impact our results of operations and financial condition because we may incur additional expenses relating to one time charges, write-down’s or tax-related expenses.

Our business will suffer if our systems or networks fails, become unavailable or perform poorly.

Our ability to operate our RHN TV and RHN.TV depends on the continued operation of our information systems and networks. As we grow our business, we will need more computing power. This expansion will be expensive and complex. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during the implementation, our users' experience could be adversely affected. In addition, our distributor agreements require us to maintain our television network on the air, and if we fail to do so we could be in breach of these contracts. Failure of our systems or networks would adversely affect our business, operating results and financial condition.

Security breaches could impair our TV network and website.

Our TV network and website infrastructure is subject to risks of security breaches and viruses that could impair or shut down our TV network and website. Any interruption of our service offerings could seriously harm our business, operating results and financial condition.

New distribution technologies may fundamentally change the way programming is distributed and our inability to adapt to them may adversely affect our business.

The advent of digital technology is likely to accelerate the convergence of broadcast, telecommunications, Internet and other media and could result in material changes in the economics, regulations, intellectual property usage and technical platforms on which our business relies. These changes could fundamentally affect the scale, source and volatility of our current and anticipated revenue streams and cost structures, and may require us to significantly change our operations. There is a significant risk that our business and prospects will be harmed by these changes or that we will not identify or adapt to them as quickly as our competitors do. If we fail to adapt, our business, operating results and financial condition may be materially and adversely affected.

We will continue to have to adapt to technological change. We may not be successful or may have to incur significant expenditures to adapt to technological change.

The media industry has been, and is likely to continue to be, subject to rapid and significant technological change. We expect that new technologies will emerge that may be superior to, or may not be compatible with, some of our existing technologies, and may require us to make significant expenditures to remain competitive. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes in a cost-effective manner and to offer, on a timely basis, services that meet customer demands and evolving industry standards. For example, we may incur significant expenditures if we decide to transition to high-definition broadcasting in the future. In addition, we rely in part on third parties for the development of, and access to, communications and network technology. As a result, we may be unable to obtain access to new technology on a timely basis, in a cost-effective manner or on satisfactory terms. If we fail to adapt successfully to any technological change or obsolescence, or fail to obtain access to important technologies or incur significant expenditures in adapting to technological change, our business, operating results and financial condition could be materially and adversely affected.

The expansion of digital distribution in our markets may increase competition for viewers, ratings and related advertising revenue.

The increased capacity of digital distribution platforms, including the introduction of digital terrestrial television, could reduce the number of subscribers for cable and satellite TV or lower barriers to entry for competing channels, and as a result adversely impact our anticipated operating results and market position. A greater number of channels would increase competition for distributors, viewers and advertisers, which could affect our ability to attract advertising and new distribution at desired pricing levels, if at all, and could therefore hinder or prevent our growth.

If a recession were to occur, it would likely materially and adversely affect our business.

Many economists are now predicting that the United States and, possibly, the global economy, may enter into a deeper recession as a result of the credit crisis and a variety of other factors. If a deeper recession were to occur, cable, satellite and telecommunications distributors would likely experience a decline in the number of subscriber households, and advertisers would likely decrease their advertising spending on television and other media channels. As a result, if a recession were to occur, it would have a material adverse effect upon our business, operating results and financial condition.

Government regulations could harm our business.

The scope of communications regulations to which we or our distributors are subject varies from country to country. Typically, video programming regulation in each of the countries in which we or our distributors operate or plan to operate requires that domestic broadcasters and platform providers secure certain licenses from the domestic communications authority. Additionally, most nations have communications legislation and regulations that set standards regarding program content and the content and scheduling of television advertisements. Most nations also have legislation and regulations that provide that a certain portion of programming carried by broadcasters or multi-channel video programming distributors be produced domestically and to some degree be sourced from domestic production companies that are independent of the distributor. Some jurisdictions in which we plan to operate have strict censorship of content, and prohibited content may vary substantially over time.

These regulations could harm our business by impacting us or our distributors. For example, the Communications Act of 1934 (the "Communications Act"), includes provisions that preclude cable operators affiliated with video programmers from favoring their programmers over competitors and effectively preclude such programmers from selling their programming exclusively to cable operators. We are currently subject to these so-called program access rules because some of our affiliates own equity interests in our company. As a result, our flexibility to negotiate the most favorable terms available for our content may be limited.

In most countries, communications regulations are generally subject to periodic and ongoing governmental review and legislative initiatives that may affect the nature of programming we are able to offer and the means by which it is distributed. For example, the U.S. Federal Communications Commission, or FCC, is considering expansion of the exclusivity ban on programmers affiliated with cable operators to programmers affiliated with satellite networks. Any such restrictions, if adopted, could adversely affect our ability to negotiate with satellite programming distributors should we become subject to any such rules. In addition, some policymakers maintain that cable and satellite operators should be required to offer programming to subscribers on a network-by-network, or á la carte, basis or to provide "family friendly" program tiers. The unbundling or tiering of program services could result in reduced subscriber households and advertising revenues and increased marketing expenses. The timing, scope or outcome of these reviews and initiatives could be unfavorable to us, and any changes to current communications legislation or regulations could require adjustments to our operations.

The laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad. Claims against other companies with online businesses similar to ours have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection, tort, unlawful activity, copyright or trademark infringement or other theories based on ads posted on a website and content generated by a website's users. Compliance with these laws is complex and may impose significant additional costs on us and restrictions on our business. Any failure to comply with these laws could subject us to significant liability.

Piracy of our intellectual property and other content, including digital and internet piracy, may decrease revenue received from the exploitation of our content and adversely affect our business and profitability.

The success of our business depends in part on our ability to defend the intellectual property rights to our content. Piracy of television programming and video content as well as other intellectual property is prevalent in many parts of the world. In addition, digital technology facilitates the creation, transmission and sharing of high quality unauthorized copies of video and other content. The proliferation of unauthorized copies and piracy of our content may have a material and adverse effect on our business, operating results and financial condition.

Alleged infringement of the intellectual property of others may cause third parties to sue us or could harm our reputation with advertisers and other partners.

There is considerable patent, copyright and other intellectual property development activity in the media industry. Our success depends upon our not infringing the intellectual property or equivalent rights of others in the United States or abroad. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property or equivalent rights relating to our business. From time to time, third parties may claim that we are infringing their intellectual property or equivalent rights, and we may be found to be infringing such rights. For example, we have been sued in the past and may be sued in the future by third parties, alleging that our use of the name "Current" infringes their trademarks, and seeking to enjoin us from using the name "Current" and to recover unspecified monetary damages. Although we have not received an adverse outcome to date, we could in the future incur significant defense costs, be required to stop using the name "Current," pay significant damages and suffer diversion of the attention of our senior management from the operations of our business. In addition, we may be unaware of the intellectual property rights of others, such as patent or trade secret rights, that may cover some or all of our technology or business methods. We have also been asked and from time to time may be asked in the future by content owners to stop the display or hosting of copyrighted materials on RHN pursuant to the Digital Millennium Copyright Act. In addition, content providers may claim that we are contributory or vicariously liable for the use of our technology or website to infringe the content providers' copyrights. Third parties may file trademark and other claims against us for use or misuse of their intellectual property in advertising on our website or television programs. We have responded and will continue to promptly respond to Digital Millennium Copyright Act takedown notices or complaints alleging that we are providing unauthorized access to copyrighted content. Nevertheless, we cannot guarantee that infringing content will not exist on our website, or in listings on links from our website, or that we will be able to resolve any disputes that may arise with content providers or users regarding such infringing content. Furthermore, compliance with the Digital Millennium Copyright Act limits monetary damages but does not limit equitable remedies such as injunctions. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from providing content or utilizing technology methods, require that we comply with other unfavorable terms, or hurt our reputation with advertisers, distributors and other partners. Any of these outcomes could seriously harm our business. Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming, divert the attention of our management and key personnel from our business operations and materially and adversely affect our business, operating results and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our results of operations and financial condition;

•	anticipated trends and challenges in our business and in the markets in which we operate;

•	our liquidity and working capital requirements;

•	our anticipated strategies for growth and sources of new revenue;

•	our expectations regarding the development and expansion of our business and the strength of our brand;

•	the anticipated benefits associated with the use of our products and services;

•	our ability to anticipate market needs and develop new products and services that meet those needs and achieve market acceptance;

•	our ability to effectively integrate our newer products and services, or any other products and services we may introduce or acquire, into our business;

•	our ability to compete in our rapidly evolving market;

•	industry and technology trends affecting our products, services and markets;

•
our ability to obtain, maintain and protect the intellectual property rights necessary to conduct our business and to operate without infringing or violating the intellectual property rights of others;

•	our ability to retain and hire necessary employees and staff our operations appropriately;

•	our ability to find future acquisition opportunities on favorable terms or at all;

•	the stability of our website and the systems, storage and services for our website;

•	our need to obtain future funding on acceptable terms or at all;

•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and

•	our expectations regarding current or future litigation.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not occur.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

Our public offering of 5,000,000 common shares is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The net proceeds to us from the sale of up to 5,000,000 shares offered at a public offering fixed price of $5.00 per share will vary depending upon the total number of shares sold. The Company intends to raise $25,000,000 in this offering, the proceeds of which are estimated in the table below. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $16,889 for legal, accounting, printing and other costs in connection with this offering. We will not receive any proceeds from the sale of shares by the selling shareholders. We will not maintain an escrow account for the receipt of proceeds from the sale of our shares.

The following table sets forth the uses of proceeds from the primary offering would be used assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $25,000,000 as anticipated.

Percent of total shares offered		25%		50%		75%		100%

Shares Sold		1,250,000		2,500,000		3,750,000		5,000,000
	$		$		$		$
Gross Proceeds from offering		6,250,000		12,500,000		18,750,000		25,000,000
Less offering expense		16,889		16,889		16,889		16,889
Net offering proceeds		6,233,111		12,483,111		18,733,111		24,983,111

Use of Net Proceeds
Internet and TV Network Expenditures
Network License Fees		3,232,519		6,465,038		9,697,557		12,930,077
Programming		628,166		1,253,633		1,884,498		2,512,664
Production		269,214		538,428		807,642		1,076,856
Management and Marketing (1)		510,604		1,021,208		1,531,812		2,042,416
Sub-total – Network Expenditures		4,640,503		9,278,307		13,921,504		18,562,013

Working Capital
Regulatory Costs (EDGAR, PRINTING etc.)		20,000		20,000		20,000		20,000
Advertising and Public Relations		328,283		456,566		584,849		713,132
Legal		53,850		53,850		53,850		53,850
Accounting		35,900		35,900		35,900		35,900
Other – Payroll, Office & Miscellaneous		534,866		1,069,773		1,504,659		1,939,575
Reserve		619,709		1,568,715		2,612,349		3,658,641
Sub-total for Working Capital		1,592,608		3,204,804		4,811,607		6,421,098
Unallocated working capital		0		0		0		0
Total Use of Proceeds		619,709		1,568,715		2,612,349		3,658,641

(1) Includes base compensation, benefits and expenses for director-level, and above, domestic and international employees over a two year time frame with the number of management team members (12) ramping up commensurate with the staff build-up. Of the total, 65% is for base compensation, 13% for benefits and taxes, and 22% for expenses. Compensation for an estimated domestic and international marketing staff ramping up to 16 full-time-equivalent (FTE) business development (marketing) employees over a two-year time frame. Of the total, 80% is for base compensation (average salary, $60,000); with 20% for benefits and taxes. This also includes the marketing cost.

We expect to use the proceeds from this offering, in order of priority, for the deployment of our technology into new metropolitan markets with an estimated expenditure of approximately  $25 million through December 31, 2014 for general corporate purposes, for which proceeds we have an estimated plan. The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, facilitate future access to public equity markets, increase awareness of our company among potential customers, expand into new metropolitan markets, broaden our scope of care, and improve our competitive position. We believe that the net proceeds from this offering and interest on these funds will be sufficient to meet our projected operating requirements.

Potential investors must be aware that the Company will not be able to commercialize either its media content or distribution platforms without additional capital, if we do not raise at least Five Hundred Thousand Dollars ($500,000) for development expenses by or before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015 and raise a minimum of One Million Dollars ($1,000,000) for deployment of its proposes business by or before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms.

The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License. Funding will be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek $25,000,000 in this offering through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

DETERMINATION OF THE OFFERING PRICE

The offering price set at a fixed $5.00 per share for the duration of this offering for the 5,000,000 shares being offered has been determined arbitrarily by us.  The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company.  In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

Moreover, we will not receive any of the proceeds from the sale of the 3,176,050 common shares being offered for sale by the selling stockholders, which 2,376,050 shares of our common stock may be offered and sold from time to time by the selling stockholders after the expiration of the 180 day lockup and leak-out agreement described below within “Selling Stockholders” section.  The selling shareholders will sell our shares at $5.00 per share for the duration of the offering and until our shares are quoted on the OTCBB or other U.S. trading exchange, of which there can be no assurance or guarantee this will ever take effect.  If and when a market is established and the offering is closed the shareholders may sell the shares at prevailing market prices or privately negotiated prices.

 SELLING STOCKHOLDERS

The common shares being offered for resale by the fifty-one (51) selling stockholders consist of 3,176,050 shares of our common stock, $0.0001 par value. The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering by existing stockholders contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.  Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The selling stockholders listed below are selling a total of 3,176,050 shares representing (10.89%) of the 29,150,000 issued and outstanding shares of common stock. The selling stockholders marked with an asterisk (*) below were gifted the shares from Mr. Muhammad and  hold 2,376,050 shares (the “Lock-up Shares”) of the 3,176,050 held by the selling stockholders, the 2,376,050 shares are subject to lock-up agreements.  These shares are subject to lock-up agreements that are scheduled to expire at various times during the next nine (9) months.  Under the terms of the lock-up agreements, the Lock-up Shares cannot be sold or transferred for a period of six (6) months (the “Lock-up Period”) from the date that the Securities and Exchange Commission  (SEC) declares this prospectus of the Company effective (the “Effective Date”).  On the date of expiration of the Lock-up Period and for each of the three (3) consecutive three-month periods after the date of expiration of the Lock-up Period, the aggregate number of Lock-Up Shares that may be sold or transferred in the three-month period after the date of expiration of the Lock-up Period and in any such three-month period shall not exceed (i) that number of Lock-up Shares equal to 10% of the Stockholder’s Lock-up Shares held on the Effective Date (the “10% Limit”), for any Stockholder who is not an affiliate of the Company and (ii) the maximum amount permitted under applicable law or regulation for any Stockholder who is an “affiliate” in any 90-day period, provided that such maximum amount does not exceed the 10% Limit. The release dates, number of shares being released, and corresponding percentages of our  29,150,000 outstanding shares, are 594,012.5 shares (2.02%) 180 days after the Lock-up Period and 594,012.5 shares (2.02%) for each of the three (3) consecutive three-month periods after the date of expiration of the Lock-up Period.

Lockup agreements prohibit company insiders including employees, their friends and family, and venture capitalist from selling their shares for a set period of time. In other words, the shares are "locked up." Before a company goes public, the company and its underwriter typically enter into a lockup agreement to ensure that shares owned by these insiders don’t enter the public market too soon after the offering.

The percentages below are calculated based on 29,150,000 shares of our common stock issued and outstanding as of the date of this prospectus.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete		Percentage of Shares owned After the Offering is Complete

SSM Media Ventures, Inc.(1)	15,413,950	390,000	15,023,950		51.54%
Accelerated Venture Partners(2)	6,800,000	400,000	6,400,000		21.95%
Matthew Anderson *(3)	1,250,000	200,000	1,050,000		3.60%
Bernard Taft *	500,000	100,000	400,000		1.37%
Abdul Aquil Muhammad *(4)	1,350,000	200,000	1,150,000		3.94%
Atonn Muhammad *(5)	1,500,000	200,000	1,300,000		4.45%
Darryl Smith *	100,000	100,000		-	-
Salvador Serrano *	100,000	100,000		-	-
Roger Williams *	100,000	100,000		-	-
David Randolph *	35,000	35,000		-	-
Renaldo Summerset *	5,000	5,000		-	-
Open Solutions Technologies *(6)	6,500	6,500		-	-
Shinar Little *	3,550	3,550		-	-
Mario Haynes *	1,000	1,000		-	-
Carl A. Scotland Jr. *	11,400	11,400		-	-
Armando Leguizamo, Jr. *	1,000	1,000		-	-
Lucinda Williams *	8,600	8,600		-	-
Amman Fissehazian *	100,000	100,000		-	-
Alvin Butler Jr. *(7)	750,000	100,000	650,000		2.22%
Shauntel Miller *	12,000	12,000		-	-
Emma Mapp *	5,000	5,000		-	-
George Anderson III *	65,000	65,000		-	-
Craig Mathues *	75,000	75,000		-	-
Carol Asadi *	2,400	2,400		-	-

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete
Constance Thomas *	5,000	5,000		-	-
Ryan Pearson *	6,000	6,000		-	-
Zollie Summers *	16,000	16,000		-	-
Darlene M Noland *	2,400	2,400		-	-
Eliease Crenshaw *	2,400	2,400		-	-
Richard Lang *	10,000	10,000		-	-
Preston Scott *	2,400	2,400		-	-
Queen Taliah *	2,400	2,400		-	-
Pearl Hadley *	24,000	24,000		-	-
Sherita Mitchell *	60,000	60,000		-	-
Neil K. Bailey *	10,000	10,000		-	-
Curtis Muhammad *	100,000	100,000		-	-
Winifred Swinson *	100,000	100,000		-	-
Kenneth Barnes *	100,000	100,000		-	-
Michael Gaskins *	49,000	49,000		-	-
Anita Gaskins *	100,000	100,000		-	-
Michele Gaskins *	38,500	38,500		-	-
Reondo Gaskins *	37,500	37,500		-	-
Kameelah Green *	85,000	85,000		-	-
Daunte Richmond *	30,000	30,000		-	-
Farrah Garica *	10,000	10,000		-	-
India Keene *	10,000	10,000		-	-
Jacqueline Muhammad *	24,000	24,000		-	-
Imani Scott *	15,000	15,000		-	-
Rodney P. Hunt *	100,000	100,000		-	-
Mervin Muhammad *	5,000	5,000		-	-
Carlos McGill	10,000	10,000
Total	29,150,000	3,176,050	25,973,950		89.07%

(1)	Voting or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company

(2)
Voting or investment power for Accelerated Venture Partners, LLC. is held by Timothy J. Neher.  Mr. Neher is the former sole officer and director of the Company, having resigned as sole officer and director on June 13, 2010.  Mr. Neher is also the sole manager of Accelerated Venture Partners, LLC. a consultant to the Company.

(3)	Matthew Anderson was an affiliate of SSM Media from 2008 to 2010 and is now an Officer and Director of the Company.

(4)	Abdul Aquil Muhammad was an affiliate of SSM Media from 2008 to 2010 and is now a Director of the Company

(5)	Atonn Muhammad is the CEO and Chairman of the Company and Founder of SSM Media the Company’s largest shareholder.

(6)	Voting or investment power for Open Solutions Technologies is held by David Randolph.

(7)	Alvin Butler Jr was an affiliate of SSM Media from 2008 to 2010 and is now an Officer of the Company

(8)	The selling shareholders marked with an asterisk (*) above were gifted the shares by Atonn Muhammad on August 18, 2013 and have entered into Lock-Up Agreements (see Exhibit 10.9).

Only one of the selling stockholders Mr. Timothy J. Neher has a relationship with us other than as a shareholder or executive officer, he has been one of our former officers or directors and affiliate of the Company.

Founder, President, Secretary, Treasurer and sole director of the Company from its founding on May 4, 2010 through July 13, 2010 when Mr. Neher resigned his positions. Neher is the founding partner of Accelerated Venture Partners, LLC, a private venture capital firm based in Foster City, California, and has over 20 years of experience in connection with the provision of debt and equity financing, mergers and public offering transactions. Timothy has been on the Board of Directors for Virolab, Inc., a public reporting company since 2010 and the acting Chief Financial Officer, Treasurer and a Director of Mikojo, Inc. a public reporting company. Mr. Neher is also Director of Pinpointed Solutions Inc. a private company since 2008, Director of Ipaypod Inc., a private company since 2007 and Director of Internet Card Present, Inc., a private company since 2007. He is also the President, Secretary and sole director of following public reporting companies: Accelerated Acquisitions XVII, XIX. Within the past five years Mr. Neher has been the founder of the following public reporting companies, Accelerated Acquisitions I, II, III, IV, V, X, XI, XII, XIII, XIV, XV, XVI, XVIII, XX, XXI and XXII. Prior to founding Accelerated Venture Partners, Internet Card Present Industries, Pinpointed Solutions and Ipaypod, Timothy was Chairman and Chief Executive Officer of Wherify Wireless, a private to public company from 1999 to 2007.

On May 4, 2010, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $2,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. On July 19, 2011 the Company entered into a Consulting Services Agreement with Accelerated Venture Partners, LLC described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE” section below. Mr. Neher had no prior relationship with SSM Media Ventures or the Real Hip-Hop Network, Inc.

On July 18, 2011, the Company entered into a one year Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”) (See Exhibit 10.3), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the  Company  with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;

● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);

● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);
and (b) cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

On August 14, 2013 the Company amended the July 18, 2011 Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The amended AVP Agreement is for twelve months and requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1 (securing $10 million in available cash from funding), $800,000 upon the achievement of Milestone 2 (securing $20 million in available cash inclusive of any amounts attributable to Milestone 1) and $800,000 upon the achievement of Milestone 3 (securing $30 million in available cash inclusive of any amounts attributable to Milestone 2). Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

There are no family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading.  We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus

DILUTION

The price of our offering of 5,000,000 shares is fixed at $5.00 per share. This price is significantly higher than the average approximately $.0001 price per share paid by the selling stockholders for the shares of common stock they are reselling.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  The following tables compare the differences of your investment in our shares with the investment of our existing stockholders. As of August 14, 2013, the net tangible book value of our shares of common stock was $(3,914,011) or (0.13) per share based upon 29,150,000 shares outstanding.

Percent of Shares Sold from Maximum Offering Available	10%	25%	50%	75%	100%
Offering price per share ($)	5.00	5.00	5.00	5.00	5.00
Post offering net tangible book value ($)	2,502,400	6,252,400	12,504,400	18,752,400	25,002,400
Post-offering net tangible book value per share ($)	0.0960	0.2342	0.4481	0.6437	0.8231
Pre-offering net tangible book value per share ($)	0.0001	0.0001	0.0001	0.0001	0.0001
Increase in net tangible book value per share after offering ($)	0.0961	0.2343	0.4482	0.6438	0.8232
Dilution per share ($)	4.90	4.76	4.55	4.35	4.17
% dilution	98%	95.3%	91.%	87.1%	83.5%
Capital contribution by purchasers of shares ($)	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000
Capital Contribution by existing stockholders ($)	4,400	4,400	4,400	4,400	4,400
Percentage capital contributions by purchasers of shares	99.824%	99.929%	99.964%	99.978%	99.998%
Percentage capital contributions by existing stockholders	.0017%	.0007%	.0003%	.0002%	.0002%
Gross offering proceeds ($)	2,500,000	6,250,000	12,500,000	18,750,000	25,000,000
Anticipated net offering proceeds ($)	2,483,111	6,233,111	12,483,111	18,733,111	24,983,111
Number of shares after offering held by public investors	500,000	1, 250,000	2,500,000	3, 750,000	5,000,000
Total shares issued and outstanding	29,650,000	30,400,000	31,650,000	32,900,000	34,150,000
Purchasers of shares percentage of ownership after offering	1.68%	4.11%	7.89%	11.39%	14.64%
Existing stockholders percentage of ownership after offering	98.32%	95.89%	92.11%	88.61%	85.36%

PLAN OF DISTRIBUTION

Plan of Distribution for the Company’s Initial Public Offering of 5,000,000 Common Shares

The Real Hip-Hop Network, Inc. has 29,150,000 common shares of common stock issued and outstanding as of the date of this prospectus.  The Company is registering an additional 5,000,000 shares of its common stock for sale at the fixed price of $5.00 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, Atonn Muhammad, as well as our Chief Financial Officer Mr. Alvin Butler Jr. will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Atonn Muhammad, as well as our Chief Financial Officer Mr. Alvin Butler Jr. are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act.  Mr. Muhammad and Mr. Butler Jr. will not be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.   Mr. Muhammad and Mr. Butler Jr. are not, nor have they been within the past 12 months, a broker or dealer, and they are not, nor have they been within the past 12 months, an associated person of a broker or dealer.  At the end of the offering, Mr. Muhammad and Mr. Butler Jr. will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities.  Mr. Muhammad and Mr. Butler Jr. will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Real Hip-Hop Network, Inc. will receive all proceeds from the sale of the 5,000,000 shares being offered. The price per share is fixed at $5.00 for the duration of this offering.   Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTC Bulletin Board or other US, trading exchange.  In order to be quoted on the OTC Bulletin Board or other U.S. trading exchange, a market maker must file an application on our behalf in order to make a market for our common stock.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA on behalf of the Company, nor can there be any assurance that such an application for quotation will be approved if it is filed.  Currently, no arrangements have been made with a broker-dealer to file an application with FINRA on behalf of the Company.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company.  Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents.  The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $5.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Real Hip-Hop Network, Inc. has complied.  In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

Plan of Distribution for the Offering of 3,176,050 Shares by the Selling Stockholders

Our primary offering consist of 5,000,000 shares of the Company’s common shares and the offering by selling shareholders consisting of 3,176,050 common shares and that the Company will not receive proceeds from the offering that is being offered  by the selling stockholders, in which 2,376,050 shares of our common stock may be offered and sold from time to time by the selling stockholders after the expiration of the 180 day lockup and leak-out agreement described within “Selling Stockholders Section” , if investors deem the locked-up shares are more attractive to purchase we will not be able to sale our 5,000,000 primary share.

As of the date of this prospectus, there is no market for our securities. After the date of this prospectus, we anticipate to have an application filed with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to be eligible for trading on the OTC Bulletin Board or other U.S. trading exchange.   Until our common stock becomes eligible for trading on the OTC Bulletin Board or other U.S trading exchange and for the duration of the offering, the selling stockholders will be offering our shares of common stock at a fixed price of $5.00 per common share.  After our common stock becomes eligible for trading on the OTC Bulletin Board or a US trading exchange and the primary offering has been closed , the selling stockholders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board or a U.S. trading exchange, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board or a US trading exchange and the primary offering has been closed , such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

Lockup agreements prohibit company insiders—including employees, their friends and family, and venture capitalists—from selling their shares for a set period of time. In other words, the shares are "locked up." Before a company goes public, the company and its underwriter typically enter into a lockup agreement to ensure that shares owned by these insiders don’t enter the public market too soon after the offering.

If and when our common stock becomes eligible for trading on the OTC Bulletin Board or US trading exchange and the primary offering has been closed , the shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

• ordinary brokerage transactions and transactions in which the broker solicits purchasers;
• privately negotiated transactions;
• market sales (both long and short to the extent permitted under the federal securities laws);
• at the market to or through market makers or into an existing market for the shares;
• through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
• a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its shares of common stock to any pledgee, done or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, done or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  Before our common stock becomes eligible for trading on the OTC Bulletin Board or other US trading exchange and for duration of the offering , broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a price per share of $5.00 for duration of the offering . After our common stock becomes eligible for trading on the OTC Bulletin Board or other US trading exchange and the primary offering has been closed , broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  After our common stock becomes eligible for trading on the OTC Bulletin Board or other US trading exchange and the primary offering has been closed ,, such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.   The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock are deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  After our common stock becomes eligible for trading on the OTC Bulletin Board or other US trading exchange and the primary offering has been closed ,, upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.  All of the foregoing may affect the marketability of the shares of common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the our Articles of Incorporation, as amended, our authorized capital stock consists of (i) 100,000,000 shares of common stock, no par value per share, of which 29,150,000 shares are issued and outstanding as of the date of hereof, and (ii) 10,000,000 shares of “blank check” preferred stock, no par value per share, of which no shares are issued or outstanding as of the date hereof.

Common Stock

Currently there are 29,150,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of our preferred stock.  As of the date hereof, the Company had no shares of its preferred stock issued or outstanding.   Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Options

We have no options to purchase shares of our common stock or any other of our securities outstanding as of the date of this prospectus.

Warrants

We have no warrants to purchase shares of our common stock or any other of our securities outstanding as of the date of this Prospectus.

Registration Rights Agreements

We have not entered into any registration rights agreements.

Indemnification and Limited Liability Provisions

We have authority under the General Corporation Law of the State of Delaware to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS
Organization within the Last Five Years

From inception May 4, 2010, The Real Hip-Hop Network, Inc. (formally known as Accelerated Acquisitions XII, Inc.) was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objectives were to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company did not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

On May 4, 2010, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $2,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On July 16, 2011, SSM Media Ventures, Inc. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, SSM Media Ventures owned approximately 94% of the Company’s 23,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Atonn Muhammad was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “The Real Hip-Hop Network, Inc.” on May 10, 2013.

Consulting Agreement:  On July 18, 2011, the Company entered into a one year Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”) (See Exhibit 10.3), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the  Company  with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;

● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);

● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);
and (b) cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

On June 7, 2012,  the Company elected to relinquish its rights to repurchase 1,500,000 million shares on common stock issues to Accelerated Venture Partners (AVP) in the July 18, 2011 Consulting Services Agreement. Additionally,  issued  AVP 3,800,000 million shares of common stock for continued consulting services unrelated to the aforementioned agreement and for the continued financing of general business expenses including legal, accounting, auditing and financing the required SEC filing obligations until the Company completes the financing described in this prospectus.

On August 14, 2013 the Company amended the July 18, 2011 Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”) (See Exhibit 10.6), a company controlled by Timothy J. Neher.  The amended AVP Agreement is for twelve months and requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1 (securing $10 million in available cash from funding), $800,000 upon the achievement of Milestone 2 (securing $20 million in available cash inclusive of any amounts attributable to Milestone 1) and $800,000 upon the achievement of Milestone 3 (securing $30 million in available cash inclusive of any amounts attributable to Milestone 2). Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

License Agreement:  On August 15, 2011, the Company entered into a Licensing Agreement (“Licensing Agreement”) (See Exhibit 10.4), with Real Hip-Hop Network Broadcast Corporation (“Licensor”) (The Licensor is controlled by a SSM Media Ventures Inc., a major shareholder in the Company- Voting and/or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company), pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information (“technology”) to provide, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic. Pursuant to the Licensing Agreement the Company is required raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2013, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2014, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2015 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, the Company will shall pay Licensor a royalty of one quarter of one percent (.25%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. Although, the Company did not raise the required $.05 million by the August 15, 2012 date it had a verbal agreement to extend the required financing dates by twelve months. The agreements are intended to allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Upon completion of testing with DirecTV, the Company agreed to pay a non-refundable deposit to DirecTV of $522,000 and $261,000 per week the first year, $371,000 per week the second year and $391,000 per week the third year for services (all weekly payments are due two weeks in advance of content distribution). The services consist of a national feed to an estimated 18,411,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all DirecTV subscribers in the United States on an exclusive designated channel determined by DirecTV. Upon completion of testing with Dish Network, the Company agreed to pay a non-refundable deposit to Dish Network of $1,500,000 and $1,166,000 per month for services (all monthly payments are due in advance of content distribution). The services consist of a national feed to an estimated 14,000,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all Dish Network subscribers in the United States on an exclusive designated channel determined by Dish Network.

The company is operating independently of SSM Media the majority stockholder and The Real Hip-Hop Network, Broadcast Corp, the Licensor.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at anytime by doing the following: By ceasing to use the media content and distribution platforms facilitated by any Licensed Products. Giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Through the License Agreement the Company was assigned binding and enforceable contract with DirecTV, the term of the agreement is for the period commencing on May 8, 2013 and ending on the first anniversary of the Service Commencement Date, which is anticipated to be December of 2014 (the “Term”). DirecTVshall have the option to extend the Agreement for one (1) additional year upon notice to the Company at least sixty (60) days prior to the scheduled expiration of the Term (and the “Term” shall be deemed to include any such extension period). The “Service Commencement Date” means the date on which DirecTV commences distribution of the Service via the DirecTV Distribution System for revenue-generating purposes, which date shall be on or about December 1, 2013. Furthermore, the Company was assigned binding and enforceable contract with DISH Network that began May 1, 2013 and expires February 28, 2015. The contracts with DirecTV and DISH Network are intended allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Upon completion of testing with DirecTV, the Company agreed to pay a non-refundable deposit to DirecTV of $522,000 and $261,000 per week the first year, $371,000 per week the second year and $391,000 per week the third year for services (all weekly payments are due two weeks in advance of content distribution). The services consist of a national feed to an estimated 18,411,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all DirecTV subscribers in the United States on an exclusive designated channel determined by DirecTV. Upon completion of testing with Dish Network, the Company agreed to pay a non-refundable deposit to Dish Network of $1,500,000 and $1,166,000 per month for services (all monthly payments are due in advance of content distribution). The services consist of a national feed to an estimated 14,000,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all Dish Network subscribers in the United States on an exclusive designated channel determined by Dish Network. The Company began testing with the networks in August, 2013 and anticipated completion in November of 2013 and has been delay do to testing until the end of January 2014. The Company will not be able to launch it content on either network until the aforementioned deposits and monthly fees can be paid.  The Company currently has no cash or ability to pay the network fees and is relying on the primary offering in this prospectus to meet the obligations. Pursuant to the agreements there are customary representations and warranties of each of the parties and can be terminate by either party with thirty days written notice.

The company is operating independently of SSM Media the majority stockholder and The Real Hip-Hop Network, Broadcast Corp, the Licensor.

Business Overview

The Real Hip-Hop Network (“RHN”) is an emerging growth company that intends to provide family-appropriate (family-appropriate “meaning it is considered suitable for all members of the average family”) Hip-Hop content to a multi-racial/multi-generational demographic through multiple distribution platforms that will initially include cable/satellite television, and through the Company’s website at RHN.TV.  The Company also intends to utilize broadband, digital and wireless platforms to deliver music, gaming and steaming video to mobile devices and in home gaming systems.  RHN currently has exclusive rights to approximately 30,000 hours of content, which is equivalent to 3.4 years.  ). The Company intends to launch commercially through national subscription TV, estimated within the third quarter of 2013.  The Company has beta tested the delivery of live streaming version of its video content on the Company’s website RHN.TV.

The Company intends to provide a mix of approximately 45% music video-based entertainment, approximately 55% of RHN’s lineup includes original programming revolving around the Hip-Hop lifestyle, culture and pro-social programs, such as first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions, interviews and exciting original content. We are currently evaluating all our options to commercialize our licensed content and platforms. The Company’s concept and content has been beta tested and has not been deployed for commercial sale anywhere in the world. Although the Company’s technology and platform in ready for deployment each country have different requirements for deployment, so the commercialization process is likely to be lengthy and complex. The Company may employ different strategies in different areas of the world, such as sublicensing deployment and commercialization rights for some territories while retaining rights for other territories.

Revenue: Our primary sources of revenue is intended to come from affiliate fees and advertising. The Company anticipates the first one to three years of revenues will be generated by advertising as we will be paying the providers for the distribution of our content and for the third year and beyond after the Company establishes rating scores the Company intends on generating Affiliate revenues.   Affiliate revenues are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives RHN content.

Need for Additional Capital:  The Company will not be able to commercialize either its media content or distribution platforms without additional capital, if we do not raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, the Company will shall pay Licensor a royalty of one quarter of one percent (.25%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License.  Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek at an aggregate of $25,000,000 in 2014 through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $2,755,548 will be used for sales and marketing, $12,930,077 will be used for the TV network fees, an estimated $2,049,325 will be spent on management, legal, accounting, rent, financing fees and other payables, $ 16,889 will be spent on this offering and $3,589,520 will be spent on production and programming leaving $3,658,641 in reserve for increased working capital.

There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for the distribution of media content and achieve its Business Plan, it estimated the minimum amount of capital the company needs to raise over the ne twelve months is $2 million to continue operations. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $25,000,000 estimated to be required.

Industry Background

We believe that the way in which young adults consume media and engage with news, information and lifestyle content are undergoing changes. We believe the dynamic preferences and consumption patterns of young adults are not being adequately addressed by traditional media outlets. At the same time, technology is transforming the way media is created, expanding the universe of content creators, altering the cost structure of content production and distribution, and enabling delivery across multiple platforms. The packaging and programming of content is also evolving, enabling new means of distribution capable of rapidly adapting to changing consumer preferences. As the way young adults engage with news, information and lifestyle content changes, it presents new challenges to networks and advertisers who target the 18-34 year-old audience demographic. The Company believes these challenges could include:

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Evolution in the media preferences and consumption patterns of young adults.    Young adults want to engage with programming related to news, information and lifestyle, but their consumption patterns have evolved faster than traditional television programming, leaving their needs underserved.

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Changes in media programming and production.    Digital media tools are designed to enable scalable production with relatively low overhead, open systems and small teams, which has changed the way content can be processed, organized and delivered.

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Evolution in content creation.    Changes in the means and cost structure of content production and distribution have significantly expanded the universe of potential content creators. As a result, programming can be a conversation between viewers and a network, offering freedom from one-way communication and resulting in unprecedented engagement and participation.

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Changes in advertising models that drive the media industry.    Advertisers devote the largest portion of their media spending to television. However, the traditional TV advertising model is becoming less effective with young adults, who are changing their viewing patterns.

Market Opportunity

We believe there is a market opportunity to develop an integrated media platform capable of cost-effectively engaging young adults around news, information and lifestyle entertainment, and to build a brand premised on communicating what is going on in the lives of this young-adult generation. We believe there is demand from both young adults and the advertisers who target them for a media platform that engages 18-34 year-olds in pop culture, politics, careers and relationships.

Our media platform is intended to motivate its audiences to make a difference in their lives and communities with a broad and impactful pro-social agenda. In addition, providing a mix of approximately 45% music video-based entertainment, approximately 55% of  RHN’s lineup includes original programming revolving around the Hip-Hop lifestyle, culture and pro-social programs, such as first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions, interviews and exciting original content provides a compelling way to capture this opportunity.

Hip-Hop Market

Originating an estimated 30 years ago as an “underground” urban music genre popular in a few large U.S. cities, Hip-Hop has evolved and expanded into a broadly popular global entertainment and cultural medium.  Business Week reported as early as 2005 that there were an estimated 100 million Hip-Hop fans worldwide, including 50 million in the U.S. The following discussion highlights what the Company believes is distinctive appeal of the Hip-Hop market, focusing on the characteristics that make it ideally suited to support the Company’s dedicated programming network.  Specifically:

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While it has grown far beyond its music roots, Hip-Hop is fundamentally a media-based industry targeting a media-centric audience.  It is estimated that Hip-Hop is the second largest selling music category, trailing only Country (for which, by comparison, there are already three dedicated cable networks).  There are at least two Hip-Hop radio stations ranked among the top 10 (based on listenership) in nine of the ten largest U.S. markets.

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Hip-Hop music and culture have broad appeal to a large cross-section of the U.S. teen and young adult population (i.e., individuals aged 12-34).  While Hip-Hop retains its popularity and cultural draw in the urban market, the majority of Hip-Hop consumers are Caucasian suburbanites – reflecting the significant (and growing) urban influence on suburban culture.  Hip-Hop’s broad appeal has made the genre extremely important and attractive to major advertisers seeking to connect with this difficult to reach young audience.

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Leading Hip-Hop entertainers have emerged as “One Man Brands,” achieving enormous success in marketing apparel, footwear, video games, etc. – as well as endorsing products and “crossing over” into television and film acting careers.

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Finally, entertainment and “reality” television programming with Hip-Hop themes is increasingly prevalent and popular, while Hip-Hop videos are estimated to be the most popular genre in the MTV Network’s music menu as well as the most popular programming category on the Black Entertainment Television (“BET”)

The entrepreneurial spirit and savvy of leading Hip-Hop artists initially transformed the marketing landscape by establishing the “One Man Brand.”  More recently, Hip-Hop entrepreneurs have increasingly intertwined their own initiatives with the activities of major advertisers and Fortune 500 companies.

Programming Strategy

Programming is anticipated to be the company’s fundamental strength and the factor that most distinguishes the network from competitors. The Company intends to devote time to current and past Hip-Hop “stars,” but will also devote time to emerging artists in the field.  In addition, the number of hours of programming the company will devote to news, magazine, lifestyle and reality shows about and/or featuring Hip-Hop artists will be extremely difficult to duplicate by other networks because our network will initially be built with essentially “no cost” music videos which will form the basis of much of its programming schedule, RHN’s programming strategy allows for greater ability to manage investment, as the business scales.

Programming Themes and Concepts

The Company intends to be flexible with its programming mix and content to respond to its target market.  However, the network’s plan is to establish a programming schedule consisting of approximately 45% (11 hours per day) of music video-based entertainment, and about 55% (13 hours per day) of original programming revolving around the Hip-Hop lifestyle and culture.  The original programming is expected to be studio-based shows, magazine shows and documentaries/reality shows produced by the Company (e.g., generally modest cost, hosted shows with interviews and some live performances), while the Company will initially utilize the content it currently owns or has right to use, future  programming is expected to be acquired and/or bartered from independent producers.

A broad sampling of the specific programming themes and concepts that the network intends to feature include:

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Music video-based programming.  We intend to air a number of distinct one-hour blocks of Hip-Hop music videos – some of which will be hosted.  Some of the programs will be purely music video playback, while others will include interviews, live performances and studio audiences. The legendary show, Video Juke Box, is anticipated to be aired, hosted by Ralph McDaniels, known as a pioneer who was the first to produce and host a video music show based around Hip-Hop culture and music.  VR-20 (Video Request Top 20) will feature the top 20 Rap videos of the day.  Hosted by VJs in front of a studio audience, this show will also feature live performances and interviews.  The Real Gritty Top 20 will showcase the day’s top 20 underground Hip-Hop videos, selected by viewer request.  Rap World will feature blocks of international Hip-Hop music videos.  Beauty and the Beats will feature all female artists.  In addition, there will be three other blocks of Hip-Hop videos daily on the network.  In all, the Company has approximately 13,500 hours of Hip-Hop music videos including live concerts and an estimated 45% of the programming week will be devoted to blocks of Hip-Hop videos.  This content will provide a springboard and a cross-promotional tool for other our original and acquired programming.

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Live Concert Series. We intend to air up to six original Hip-Hop concerts per year (approximately 40 hours of content), featuring artists ranging from the well-established to the up-and-coming and these concerts will be repeated throughout the calendar year.

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News, Magazine Shows, and daily Talk Show.  The Company intends to produce and acquire a number of topical news and magazine shows that detail relevant news and information about the Hip-Hop community.  For example, One Nation Hip-Hop will be an “Entertainment Tonight”-style program providing information about the latest TV shows, movies and sitcoms featuring the biggest and hottest Hip-Hop celebrities.  It will also feature current album releases and concert tour information.  Analyze This will feature celebrity guests from diverse backgrounds discussing the issues and controversies behind rap lyrics, and Hip-Hop Insider will be a news show featuring politics, news and sports, hosted by RHN VJs.  Mogol is a Hip-Hop business show featuring segments on record industry economics, news on the latest deals of superstar Hip-Hop recording artists, and lifestyle segments with showcases of homes, cars and travel destinations of the Hip-Hop elite.  Rap Sheet is a Hip-Hop news and commentary show featuring writers from Hip-Hop’s greatest magazines, including Source, Vibe and XXL.  Finally, management has plans for a nightly talk show called Hip-Hop Late Nite featuring live guests.

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Documentary and “Competition” Programming.  We intend  to assemble a stable of documentaries and artist profiles/features programs utilizing approximately 10,000 hours of content that the Company has rights to use.  Legend will chronicle the greatest Hip-Hop legends, while Behind the Platinum will showcase the backstage, behind the scenes scandals, shady deals, violence and murder that exist in the dark corners of the music industry.  Dollar and Dream will document the rise of Hip-Hop’s greatest artists.  In addition, Unsigned Heat will profile the hottest unsigned MC’s in the business.  Competition style programming will include Technics World, a DJ competition, and Rap Wars, a nationwide MC freestyle battle competition.  Rap Superstar will be an American Idol-style Rap show with celebrity guest judges.  In addition, the Company has acquired and will “re-version” extensive footage and pre-produced segments that have been developed by Pseudo Entertainment and others.  Much of this content is of high quality and is readily adaptable for television using low cost post-production techniques.  This approach mirrors that often used by The History Channel, Biography and others, to develop quality documentary and reality programming at a modest cost.

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Entertainment Programming.  The Company intends utilize approximately 6,500 hours of content the Company has rights for to round out its programming schedule with a number of entertaining shows designed to appeal to segments of its target audience.  These shows include:

▪	Kissed or Dissed – a dating show chronicling the dates of Hip-Hop singles culminating in whether their partners will be kissed or dissed.
▪	Beneath the World Order – a Company original animated series.
▪	Flip Side – a reality show where two people from different worlds switch places.
▪	Chrome – a program dedicated to Hip-Hop’s love affair with cars.
▪	Street Skillz: Street Ball Tournament – hosted by popular former MTV hosts Ed Lover and Dr. Dre, this show offers the winner of a street basketball tournament a workout with NBA scouts.
▪	Couture with Toni – a fashion show based on Hip-Hop fashion hosted by the Company’s personalities.
▪	Every Woman has a Story – a show on women and their struggles.
▪
Serve it Up – this show features Raz B, a former member of pop super group B2K and an actor in the movie about Hip-Hop dance “You Got Served.”  The show will have top Hip-Hop dance troops compete for cash and prizes in front of celebrity judges.

▪
The Deal – featuring The Outlawz, this show takes a behind-the-scenes look at their lives both on and off stage, as they struggle to make their own way outside the legacy of legendary artist Tupac Shakur.

In the event distribution and revenue proceed at a different pace than projected, the Company has the flexibility to adopt a different programming mix (e.g., exhibit more “no cost” music videos) and thereby contain costs.

Key elements of the Company’s programming model include:

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Acquired entertainment programming/partnerships with existing niche producers.  We believe that much of the acquired entertainment programming can be obtained at a modest cost.  In addition, by partnering with existing niche producers for the development of certain ongoing original programming, The Company anticipates to be able to obtain distribution rights to a significant amount of content at no cash cost (i.e., on a barter basis).  Our production staff will support the creation of an expanded number of programs by these partners and ensure an on-air look consistent with the network’s overall format.

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Acquired and re-versioned documentary programming.  By employing a combination of acquired documentary programming and utilization of post-production resources to enhance and package footage and segments obtained at little or no cost from sources we will be able to offer an appealing array of documentary-style content at a very feasible total cost.

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Original studio production.  A significant percentage of our original programming will be studio-based.  Most shows (whether news, magazine, talk shows or hosted music video segments) will be hosted by staff VJs and will feature interviews and live performances from Hip-Hop artists looking to promote their latest work.  Costs for this programming can be carefully managed.  Hosted music video programs will feature wrap-around introductions and commentary produced efficiently in the studio, as well.

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Opportunity for multiple airings.  Much of the Company’s programming can be aired on multiple occasions, providing viewers with additional opportunities for viewing the content, while also minimizing costs.  Given the network’s reliance on music videos, most of our annual programming needs will be constantly refreshed at little or no cost, as music labels/record companies will provide new releases of music videos on a continual basis.  This is expected to account for about 3,600 hours of the approximate 8,000 hours of annual programming needed by the Company.  The remaining programming hours will be filled with modest-cost acquired programming and no-cost bartered programming, as well as original Company productions.  Acquired programming is expected to be repeated as many as ten times and original Company productions are expected to be repeated on average as many as six times.

DISTRIBUTION AND MARKETING STRATEGY

The strategy is to provide content to its audience across all available media outlets: Broadcast TV, Broadcast Radio, Cable/Satellite, Broadband Internet, Print, mobile video, and gaming systems. The Company currently has binding and enforceable contracts with DirecTV and DISH Network, which will allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The aforementioned contracts were assigned to the Company on August 14, 2013 through a license agreement as described in the “Description of Business” section.

Management believes that the network’s programming will attract viewership and that the network’s concept will engender strong grass roots support from Hip-Hop fans.  As such, the network’s overall distribution and consumer marketing strategy is focused on the following:

•
Exposure. Marketing our network with key strategic partners, such as Fortune 500 companies, which are now recognizing the enormous size of the Hip-Hop Community.  We will appoint a sales team to utilize approach on large and multiple opportunity advertisers.

•
Grass roots support “Word of Mouth”. We intend to pursue grass roots marketing campaigns and develop launch and other promotional events that will attract Hip-Hop fans.  These activities are intended to create broadened awareness of and interest in the network among Hip-Hop fans throughout the country.  This method is designed to have the fans of RHN actively encouraged to support the network’s distribution efforts through follow-up targeted marketing campaigns.

•	Sponsorship: Promoting our services at television media industry shows as well as Hip-Hop events across the country and early stage advertising, in areas of potential viewership

•
Source magazine promotion.  The Company intends to consistently promote the Hip-Hop Network and encourage grass roots support through its widely read partners and influential Source and Vibe magazines.  Source and Vibe reaches the core of the Hip-Hop fan base – and provides a very effective means for stimulating “word-of-mouth” about the Real Hip-Hop Network.

Radio

The Company intends to acquire Local Marketing Agreements with broadcasters in strategic markets in the United States. Broadcast affiliates have already been identified. This strategy will create a radio presence for the Real Hip-Hop Network Brand with cross promotion capability with its broadcast foot print starting in New York City, NY, Los Angeles, CA, Chicago, IL and Washington, DC.

Digital Content Delivery

The Company intends to have broad distribution through digital platforms to cross promote our brands and sell digital content subscriptions through our web and TV properties. Ringtones, Wallpaper, and Music Video Downloads may be made available for a monthly subscription fee. The Company also intends to leverage its television viewing audience to create a mobile text community. The network has a short code that will be used to get gain revenue through fee-based music video or contest voting like other television shows.

Smart Phone Media Distribution

According to CTIA-The Wireless Association® an international nonprofit membership organization that has represented the wireless communications industry since 1984 states that the cell phone universe has over 300 million mobile subscribers, and the number of smart phone users will exceed 70 million in the U.S. in 2011.  The Company intends to have mobile applications platforms and use existing platforms to make available a mobile version of its channel to be streamed live to all smart phones.

Broadband

 RHN.TV intends to create a virtual audience build out from the channels national fan base. The network will stream its channel to the site live 24 hours a day and post popular shows on the site to be viewed on-demand.  Free RHN.TV e-mail addresses will be made available to the public as well as social networking and video file sharing like youtube.com. Premium digital content will be bought and sold online. RHN.TV will use existing popular social networking platforms to create and maintain an active and growing network of RHN fans and supporters.

Web-Based Marketing

Critical to producing visibility and traffic is the use of the Web for advertising.  We intend to have a  campaign which will increase traffic and contribute to "brand  recognition" and "brand loyalty" through a combination of search engine listings with meta-tags that produce search results in the top 10 on listings for Hip-Hop information. With the advent of WebTV, we believe that the prospect of entering more homes as a menu option delivered by a portal site like AOL or Google could enhance media exposure and visitation. The advent of broadband Internet services will be important but will not reduce our primary presence on “standard” television.

Affiliate Sales Strategy

The Company understands that opportunities for new networks to secure analog and even digital basic distribution are extremely limited and often require significant launch incentive payments that substantially increase the investment associated with the network.  Further, we are aware that its core audience is both highly coveted by advertisers and intensely interested in the network’s subject matter. For these reasons, the Company believes it can succeed as a service distributed via digital tiers and plans to seek inclusion in reasonably priced digital programming tiers that target a young adult audience.

In addition to positioning the network for tiered distribution, management intends to aggressively pursue early stage distribution by alternative video providers, most notably the major telephone companies.  It is believed that securing distribution via these outlets will significantly enhance prospects for carriage among the more established cable and satellite distributors.  Specifically, both Verizon and SBC have publicly announced plans to offer a range of programming choices that far exceeds anything currently available to consumers.  Further, because these companies are collectively building their fiber-based distribution networks in nearly every major market in the country, widespread carriage of RHN may place pressure on cable and satellite distributors on essentially a nationwide basis with a particular emphasis on the markets where the Hip-Hop’s appeal is likely to be greatest.

The Company intends to focus its distribution and consumer marketing efforts on major urban markets with significant African-American population concentrations and where Hip-Hop-formatted radio stations are consistently among the leading local radio outlets.

Advertising Sales Strategy

The Company’s advertising sales strategy centers on leveraging three primary strengths: (1) the appeal of its target audience; (2) unique cross-media packaging opportunities; and (3) the network’s expected major market concentration. The Company’s ability to capitalize on these key strengths is anticipated to be supported by strategic alliance within young adult marketing organizations.
Our advertising sales attributes are outlined in additional detail below:

✓
Attractive audience demographics and strong appeal to major advertisers. We believe the Hip-Hop audience is concentrated in the hard-to-reach 12-34 demographic and major advertisers are aligning with Hip-Hop personalities as a means for reaching this demographic with extraordinary results.

✓
Niche appeal to selected key brands/product categories. We believe that in addition to Hip-Hop’s appeal to major advertisers, the culture/lifestyle is closely aligned with certain brands and product categories, including clothing and footwear lines designed by or for Hip-Hop artists, as well as selected other products in the automotive, beverage and retail category. The Company intends to provide a natural vehicle for these advertisers to reach a loyal and lucrative customer base.

✓
Magazine partnership.  We intend to partner with Hip-Hop magazines that will enable the Company to advertise in proven print media outlets that hold strong appeal and have an established market position in the Hip-Hop segment.

✓
Concentration in major markets. It is anticipated that the Company’s initial distribution will be concentrated in the country’s largest television markets but the exact locations not been finalized.  These indemnified markets will have the highest priority for major advertisers and  the Company may be able to interest larger advertisers even in its early stages of development.

COMPETITIVE ENVIRONMENT

Competitors to what the Company is offering include, but are not limited to:

•
MTV Networks.  Following its launch as the first video music network in 1981, Viacom subsidiary Music Television (MTV) changed the television landscape and ultimately the music industry.  In 2009, MTV was among the most widely distributed cable networks, available to over 98 million homes. While still effectively targeting the 12-34 demographic, MTV has substantially changed its programming format in recent years to feature reality programming such as The Real World and other series’ such as the popular Pimp My Ride.

•
BET Networks.  Black Entertainment Television (BET) launched in 1980. In 2009, BET was available to 90 million homes worldwide.  BET provides a range of programming intended to reflect African-American culture, including educational programs, sports, public affairs and music content.  Further, the popularity of BET’s music programming led the organization to develop BET Jazz – which is available to approximately over 11 million homes and features jazz videos, films and documentaries.

•
TV One.  TV One targets African American adults (i.e., the 25-54 demographic) with a mix of lifestyle programming, classic series, movies, fashion and music content.  With ownership including Radio One, Comcast and DIRECTV, TV One is estimated to have attained distribution to 18 million homes in its first year of operation, and is current available to 48 million households.  This network reflects the subscription TV industry’s growing interest in enhancing its appeal to the African American market.

•
VH1 Networks.  Also owned by Viacom, the VH1 family of networks provides a range of music video and music-centered programming – geared primarily to the 25-54 demographic.  In 2009, VH1 was available to 97 million households.

•
FUSE.  Owned by Rainbow Media, FUSE promoted itself as the “only all-music, viewer-influenced television network.”  FUSE programming includes music videos, artist interviews, live concerts and specials that emphasize “alternative” rock.  In certain respects, FUSE is suggestive of the potential for RHN – as a truly music-centered alternative to the MTV family, with a concentrated emphasis on the 12-34 demographic and a particular, popular music-based lifestyle.

The Company intends to differentiate itself through a full-time focus on Hip-Hop content, the range of its coverage of the Hip-Hop culture, its unique understanding of the Hip-Hop lifestyle that emanates from direct involvement in the industry, and its focus on delivering higher-quality, family-appropriate Hip-Hop content to a multi-generational demographic.

GOVERNMENT REGULATIONS

The scope of communications regulations to which we or our distributors are subject varies from country to country. Typically, video programming regulation in each of the countries in which we or our distributors operate or plan to operate requires that domestic broadcasters and platform providers secure certain licenses from the domestic communications authority. Additionally, most nations have communications legislation and regulations that set standards regarding program content and the content and scheduling of television advertisements. Most nations also have legislation and regulations that provide that a certain portion of programming carried by broadcasters or multi-channel video programming distributors be produced domestically and to some degree be sourced from domestic production companies that are independent of the distributor. Some jurisdictions in which we plan to operate have strict censorship of content, and prohibited content may vary substantially over time.

In most countries, communications regulations are generally subject to periodic and ongoing governmental review and legislative initiatives that may affect the nature of programming we are able to offer and the means by which it is distributed. For example, the U.S. Federal Communications Commission, or FCC, is considering expansion of the exclusivity ban on programmers affiliated with cable operators to programmers affiliated with satellite networks. Any such restrictions, if adopted, could adversely affect our ability to negotiate with satellite programming distributors should we become subject to any such rules. In addition, some policymakers maintain that cable and satellite operators should be required to offer programming to subscribers on a network-by-network, or á la carte, basis or to provide "family friendly" program tiers. The unbundling or tiering of program services could result in reduced subscriber households and advertising revenues and increased marketing expenses. The timing, scope or outcome of these reviews and initiatives could be unfavorable to us, and any changes to current communications legislation or regulations could require adjustments to our operations.

The laws relating to the liability of providers of online services are currently unsettled both within the U.S. and abroad. Claims against other companies with online businesses similar to ours have been threatened and filed under both U.S. and foreign law for defamation, libel, invasion of privacy and other data protection, tort, unlawful activity, copyright or trademark infringement or other theories based on ads posted on a website and content generated by a website's users. Compliance with these laws is complex and may impose significant additional costs on us and restrictions on our business. Any failure to comply with these laws could subject us to significant liability.

EMPLOYEES

At present, we have four full time employees; they do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

The company is currently working to implement employments agreements for our four employees and if, as and when a public market for the Company’s shares is established share from our incentive stock option plan may be issues to the employees.

OUR EXECUTIVE OFFICES

We were incorporated in the State of Delaware on May 4, 2010, and established an end of March fiscal year end. Our corporate headquarters is located at 1455 Pennsylvania Avenue NW, Suite 400, Washington, DC 20004 and our telephone number is (202) 379-3115 our website is RHN.TV.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We intend to have our common stock be quoted on the OTC Bulletin Board or other US trading exchange. If our securities are not quoted on the OTC Bulletin Board or other US trading exchange, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all, that we apply and qualify for admission to quotation on the NASDAQ Capital Market. We may not now and it may never qualify for quotation on the OTC Bulletin Board or be accepted for listing of our securities on the NASDAQ Capital Market.

As of August 20, 2013, we had 29,150,000 shares of common stock outstanding and no shares issuable upon exercise of our employee stock options. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for, 2,376,050 shares (the “Lock-up Shares”) as described in the “Selling Stockholder Section” above and unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of January 13, 2014, approximately 25,973.950 shares are beneficially owned by executive officers, directors and affiliates (there are no shares of our common stock which may be acquired upon exercise of stock options and employee options or currently exercisable or which become exercisable within 60 days of January 13, 2014).

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

TRANSFER AGENT

The intended stock transfer agent for our securities is Island Stock Transfer. St. Petersburg, FL.  Their address is 100 2nd Avenue South, 300N, St, Petersburg, Florida 33701. Their phone number is (727) 289-0010.

SHAREHOLDERS

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

1. ESTABLISHMENT AND PURPOSE

The Company’s  Employee, Director and Consultant Stock Plan (“The Plan’) was established in June of 2011 by the Company to attract and retain persons eligible to participate in the Plan, motivate Participants to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as of the Effective Time, subject to approval by the Company’s stockholders within 12 months before or after such adoption date. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date 10 years after the effective date.

2. ADMINISTRATION; ELIGIBILITY

The Plan shall be administered by the Administrator; provided, however, that, if at any time no Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals.

The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals; provided, however, that each Eligible Individual must be an officer, employee, director or consultant of the Company or of an Affiliate at the time the Award is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of an Award to a person not then an officer, employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Award shall be conditioned upon such person becoming an Eligible Individual at or prior to the time the Award is granted. Participation shall be limited to such persons as are selected by the Administrator. The granting of any Award to any individual shall neither entitle that individual to, nor disqualify such individual from, participation in any other Awards.

3. STOCK SUBJECT TO PLAN

Subject to adjustment as provided in this Section 4, the aggregate number of shares of Stock which may be delivered under the Plan shall not exceed a number equal to 25% of the total number of shares of Stock outstanding immediately following the Effective Time, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock; provided, however, that, as of January 1 of each calendar year, commencing with the year 2013, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the Plan to equal 25% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock.

To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the (A) number and kind of shares that may be delivered under the Plan, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of shares subject to outstanding Awards, (D) exercise price of outstanding Stock Options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

4. STOCK OPTIONS

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

The Administrator shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Incentive Stock Options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

Stock Options shall be evidenced by option agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

5. STOCK APPRECIATION RIGHTS

Stock Appreciation Rights may be granted either on a stand-alone basis or in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Administrator, or, if granted in conjunction with all or part of any Stock Option, upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by a Participant as determined by the Administrator in accordance with this Section 6, and, if granted in conjunction with all or part of any Stock Option, by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Administrator. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 6. Stock Options which have been so surrendered, if any, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

6. STOCK AWARDS OTHER THAN OPTIONS

Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Stock Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Company may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock or cash, as determined by the Administrator, upon the attainment of one or more performance goals or service requirements established by the Administrator.

7. CHANGE IN CONTROL PROVISIONS

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

(i)
Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant;

(ii)
The restrictions applicable to any outstanding Stock Award shall lapse, and the Stock relating to such Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(iii)	All outstanding repurchase rights of the Company with respect to any outstanding Awards shall terminate; and

(iv)	Outstanding Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for:

(A)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation,

(B)	The assumption of the outstanding awards by the surviving corporation or its parent or subsidiary;

(C)	The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

(D)	Settlement of each share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price).

(v)
In the absence of any agreement of merger or reorganization effecting such Change in Control, each share of Stock subject to an outstanding Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.

 8. MISCELLANEOUS

(a)
Amendment. The Board may amend or alter the Plan or any Award, but no amendment or alteration shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate, or (ii) made to permit the Company or an Affiliate to claim a deduction under, or otherwise comply with, the Code (including, but not limited to, Section 409A of the Code). No such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”  All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

PLAN OF OPERATION
Overview

The Real Hip-Hop Network (“RHN”) is an emerging growth company that provides family-appropriate (family-appropriate “meaning it is considered suitable for all members of the average family”) Hip-Hop content to a multi-racial/multi-generational demographic through multiple distribution platforms that initially include cable television, and the Company’s website RHN.TV that is designed to be the Internet destination for the Company’s target audiences. The Company also intends to utilize broadband, digital and wireless platforms to deliver music, gaming and steaming video to mobile devices and in home gaming systems within the next twelve months. RHN currently has exclusive rights to approximately 30,000 hours of content (3.4 years) and the Company has beta tested the delivery of live streaming version of its video content on the Company’s website RHN.TV. The Company intends to launch commercially through national subscription TV that is estimated to be the first quarter of 2014. The Company currently has contracts with DirecTV and DISH Network, which will allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Through the License Agreement the Company was assigned binding and enforceable contract with DirecTV, the term of the agreement is for the period commencing on May 8, 2013 and ending on the first anniversary of the Service Commencement Date, which is anticipated to be December of 2014 (the “Term”). DirecTVshall have the option to extend the Agreement for one (1) additional year upon notice to the Company at least sixty (60) days prior to the scheduled expiration of the Term (and the “Term” shall be deemed to include any such extension period). The “Service Commencement Date” means the date on which DirecTV commences distribution of the Service via the DirecTV Distribution System for revenue-generating purposes, which date shall be on or about December 1, 2013. Furthermore, the Company was assigned binding and enforceable contract with DISH Network that began May 1, 2013 and expires February 28, 2015. The contracts with DirecTV and DISH Network are intended allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end January, 2014 with no cost to the Company.

Upon completion of testing with DirecTV, the Company agreed to pay a non-refundable deposit to DirecTV of $522,000 and $261,000 per week the first year, $371,000 per week the second year and $391,000 per week the third year for services (all weekly payments are due two weeks in advance of content distribution). The services consist of a national feed to an estimated 18,411,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all DirecTV subscribers in the United States on an exclusive designated channel determined by DirecTV. Upon completion of testing with Dish Network, the Company agreed to pay a non-refundable deposit to Dish Network of $1,500,000 and $1,166,000 per month for services (all monthly payments are due in advance of content distribution). The services consist of a national feed to an estimated 14,000,000 million households of the programming service currently known as the “Real Hip-Hop Network” and/or “RHN”, which shall consist exclusively of the type of programming described herein, presented on a 24-hour per day, 7 days a week schedule to reach all Dish Network subscribers in the United States on an exclusive designated channel determined by Dish Network. The Company began testing with the networks in August, 2013 and anticipated completion in November of 2013 and has been delay do to testing until the end of January 2014. The Company will not be able to launch it content on either network until the aforementioned deposits and monthly fees can be paid.  The Company currently has no cash or ability to pay the network fees and is relying on the primary offering in this prospectus to meet the obligations. Pursuant to the agreements there are customary representations and warranties of each of the parties and can be terminate by either party with thirty days written notice.

The company is operating independently of SSM Media the majority stockholder and The Real Hip-Hop Network, Broadcast Corp, the Licensor.

The Company intends to provide a mix of approximately 45% music video-based entertainment, approximately 55% of RHN’s lineup includes original programming revolving around the Hip-Hop lifestyle, culture and pro-social programs, such as first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions, interviews and exciting original content. We are currently evaluating all our options to commercialize our licensed content and platforms. The Company’s concept and content has been beta tested and has not been deployed for commercial sale anywhere in the world. Although the Company’s technology and platform in ready for deployment each country have different requirements for deployment, so the commercialization process is likely to be lengthy and complex. The Company may employ different strategies in different areas of the world, such as sublicensing deployment and commercialization rights for some territories while retaining rights for other territories.

Our primary sources of revenue is intended to come from affiliate fees and advertising. The Company anticipates the first one to three years of revenues will be generated by advertising as we will be paying the providers for the distribution of our content and for the third year and beyond after the Company establishes rating scores the Company intends on generating Affiliate revenues.   Affiliate revenues are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives RHN content.

On August 15, 2011, the Company entered into a Licensing Agreement (“Licensing Agreement”) that was amended on August 14, 2013 with The Real Hip-Hop Network, Broadcast Corp (“Licensor”) pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information to provide intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions. The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

The Company will not be able to commercialize either its media content or distribution platforms without additional capital, if we do not raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, the Company will shall pay Licensor a royalty of one quarter of one percent (.25%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. The Company will require significant additional financing in order to meet the milestones and requirements of its Business Plan and avoid discontinuation of the License.  Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek at an aggregate of $25,000,000 in 2014 through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It is estimated that $2,755,548 will be used for sales and marketing, $12,930,077 will be used for the TV network fees, an estimated $2,049,325 will be spent on management, legal, accounting, rent, financing fees and other payables, $ 16,889 will be spent on this offering and $3,589,520 will be spent on production and programming leaving $3,658,641 in reserve for increased working capital.

There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market for the distribution of media content and achieve its Business Plan, it estimated the minimum amount of capital the company needs to raise over the ne twelve months is $2 million to continue operations. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $25,000,000 estimated to be required.

Results of Operations

The following is a summary of the Company’s operation results for the years ended March 31, 2013 and 2012:

	2013	2012

Total operating expenses	$37,880	$74,711
Total other income (expense)	---	--
Net loss	$(37,880)	$(74,711)

The Company has conducted minimal operations since inception. No revenue has been generated by the Company from May 4, 2010 (Inception) to March 31, 2013.

Net loss decreased by $36,831 from 2012 to 2013 was due to the decrease general and administrative expenses, respectively.
General and administrative expenses were lower in 2013 compared 2012 because we had fewer organizational expenses for company for the fiscal 2013 periods, We incurred travel costs as we seek to secure funding for the deployment and commercialization of our products and we incurred lower costs to prepare and file our current and periodic reports with the SEC in the fiscal 2013 periods.

The following is a summary of the Company’s operation results for the three and six months ended September 30, 2013 and 2012:

	Three months ended September 30,		$	Six months ended September 30,		$
	2013	2012	Variance	2012	2011	Variance
General and administrative	$26,000	$7,000	$19,000	$26,000	$20,380	$5,620
Net Loss	$(26,000)	$(7,000)		$(26,000)	$(20,380)

The Company is still in development stage, and no revenue has been generated since the inception of the Company on May 4, 2010.

For the three and six months ended September 30, 2013, there was an increase of $19,000 and $5,620, respectively, in general and administrative expenses, as compared to the same periods in the prior year.

During the three months ended September 30, 2013, which was the second quarter of our fiscal year ending March 31, 2014, we had no revenue and incurred general and administrative expenses of $26,000. Our net loss was $26,000, due to the general and administrative expenses. General and administrative expenses for the second quarter of fiscal 2013 consisted of $26,000 for travel and administrative support, which mostly consisted of document preparation and EDGAR filing with the SEC.

For the six months ended September 30, 2013, we had no revenue and incurred general and administrative expenses of $26,000. Our net loss was $26,000, due to general and administrative expenses. General and administrative expenses for the first six months of fiscal 2014 consisted of $26,000 for travel and administrative support, which mostly consisted of document preparation and EDGAR filing with the SEC.

For the period from inception (May 4, 2010) through September 30, 2013, the Company had no activities that produced revenues from operations and had a net loss of $(140,391), consisted of legal, accounting, audits and other professional service fees incurred in relation to the formation of the Company and the filing of the Company’s Registration Statement on Form 10 filed in May 2010, our Form S-1 filed in August of 2013 and other SEC-related compliance matters.

During the three and six  month  periods ended September 30, 2013 the Company did not enter into any stock-based agreements and for the year ended March 31, 2013, the Company entered into an agreement under which it agreed to grant stock-based compensation to Accelerated Venture Partners (AVP) for extending consulting services to the Company. Pursuant to the terms of the agreement, the Company agreed to grant AVP 3,800,000 shares of common stock at an exercise price of $.0001 per share.

The Company has estimated the value of common stock into which the stock was granted to AVP at $.0001 per share for financial reporting purposes. This amount was determined based management’s estimate of fair value of stock options granted in the current and prior year as approximating par value. The stock based compensation expense is an estimate and significant judgment was involved in attempting to determine the value of common stock.

The Company’s common stock has never traded publicly, and no stock has traded in private markets either, except for privately negotiated sales to investors, the founder of the Company and the founder of the technology from which the Company subsequently licensed rights. No common stock has been sold in any transactions since the Company emerged from its shell-company status. The Company does not have any offers for purchase of its common stock in any stage, and no stock is registered for resale with the Securities and Exchange Commission.

The Company believes the only material estimate used in estimating the fair value stock options was the estimated fair value of the common stock, and that assumed volatility, term, interest rate and dividend of yield changes would be not result in material differences in stock option valuations. Based on the assumed value of common stock, the grant-date fair value of stock granted during the year ended March 31, 2013 was $380. The Company recognized stock-based compensation expense of $380 during the six months ended September 30, 2012, respectively, which was all included in general and administrative expenses. General and administrative expenses were lower for the six month period ended in September 30, 2013 compared to September 30, 2012 due to lower professional fees. We expect that, if we are successful in securing additional capital, future general and administrative expenses will increase significantly as compared to the six month period ended September 30, 2012. In addition, we expect to incur development expenses as we seek to advance our products.

Liquidity and Capital Resources

As of September, 2013, we had a cash balance of only $0. There were no other assets, and accrued expenses were $135,626, all due to AVP, a related party. We had a stockholders’ deficit of approximately $135,626 and no means to pay the liabilities in excess of our assets. AVP has agreed to fund certain administrative operating expenses of RHN until the Company succeeds in raising additional funds, at which point the administrative operating expenses will be due. However, AVP may seek to force earlier payment of the amounts which we owe, or AVP may decide in the future not to continue funding costs on behalf of RHN, although we are not aware of any plans for them to do so. If we are not successful in raising additional capital, we may not be able to pay our liabilities and may have to cease operations.

Funding would be required for staffing, marketing, public relations and the necessary distribution to expanding the scope of its offering to include the global market. The Company intends to seek an aggregate of $25,000,000 in 2014 through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. The Company’s funding plans include selling additional capital stock and/or borrowing to fund the aforementioned expenses. The Company intends to approach Hedge Funds, Venture Capital Groups, Private Investment Groups and other Institutional Investment Groups in its efforts to achieve future funding. It estimated the minimum amount of capital the Company needs to raise over the next twelve months is $2 million to continue operations. There is no guarantee that the Company will be able to raise this or any amount of additional capital and a failure to do so would have a significant adverse effect on the Company’s ability, or would cause significant delays in its ability to address the market and achieve its Business Plan. Neither the Company nor any of its advisors or consultants has significant experience in raising funds similar to the $25,000,000 estimated to be required.

We have a consulting agreement with AVP under which AVP has agreed to provide us with certain advisory services that include reviewing our business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding our operations and business strategy. Under the consulting agreement, cash compensation of $800,000 is due to AVP upon our securing $10 million in available cash from funding, and an additional $800,000 is due upon our securing $20 million in available cash from funding (inclusive of the first $10 million). The cash compensation is to be paid to AVP at the rate of $66,667 per month. The total cash compensation to be received by AVP under the consulting agreement is not to exceed $2,400,000 unless we receive an amount of funding in excess of $30 million. If we receive equity or debt financing that is an amount less than $10 million, in between $10 million and $30 million, or greater than $30 million, the cash compensation earned by the AVP under its consulting services agreement will be prorated. We have the option to make a lump sum payment to AVP in lieu of the monthly cash payments.

We plan to measure our future liquidity primarily by the cash and working capital available to fund our operations, if do not have enough capital available to fund our operations, as stated above. We will not be able to commercialize our products without additional capital. We are evaluating various means of raising our initial capital, including through the sale of equity securities, licensing agreements or other means. We expect to incur losses for at least several years into the future as we develop our products and we are unable to estimate when, if ever, we will receive revenue or have a positive cash flow.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Accounting and Audit Plan

We intend to continue to have our Chief Financial Officer prepare our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our independent auditor is expected to charge us approximately $3,000 to review our quarterly financial statements and approximately $9,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $18,000 to pay for our accounting and audit requirements.

SEC Filing Plan

We expect to continue as reporting issuer during 2013 after our S-1 registration statement is declared effective. This means that we will continue to file documents with the SEC on a quarterly basis.

We expect to incur filing costs of approximately $7,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $10,000 for legal costs in connection with our quarterly and annual filings and costs associated with filing the registration statement to register our common stock.

Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Corporation have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Corporation's year end is March.

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions

The preparation of our financial statements is in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translations

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Fair Value of Financial Instruments

Our financial instruments consist of cash and accounts payable. Unless otherwise noted, it is management's opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity of such assets and liabilities the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have adopted ASC Topic “Accounting for Income Taxes” (SFAS No. 109) as of its inception. Pursuant to SFAS No. 109 the Corporation is required to compute tax asset benefits for net operating losses carried forward.

Basic and Diluted Net Income (Loss) Per Share

The Corporation computes net income (loss) per share in accordance with ASC Topic 128, “Earnings per Share” (SFAS 128). ASC Topic 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Corporation does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following individuals currently serve as our executive officers and directors:

Name		Position

Atonn F. Muhammad	39	Chief Executive Officer, Chairman
Alvin Butler, Jr.	32	Chief Financial Officer, Treasurer
Matthew Anderson	29	Chief of Staff, Secretary
Abdul Aquil Muhammad	61	Chief Security Officer, Vice-Chairman

Atonn F. Muhammad - Chief Executive Officer, Chairman

Mr. Muhammad is Chief Executive Officer and Chairman of the Company since July 16, 2011 and is a seasoned, successful entrepreneur with strong, deep ties to the television programming and music industries and communities. He continues to hold the position as CEO at Real Hip-Hop Network Broadcast Corporation that he has held since 2003. Mr. Muhammad is also the co-founder and CEO of SSM Media Ventures, Inc., from 2008 to 2011. Prior to the inception of SSM Media Ventures, Inc. and Real Hip-Hop Network Broadcast Corporation, Mr. Muhammad was a Financial Advisor with Morgan Stanley from 2000 to 2001. Mr. Muhammad was also the co-founder and CEO of SSM Media and Entertainment Group, Inc., from 2000 to 2003. SSM Media was telecommunications media firm created to provide television programming services to diverse, global markets through satellite and cable distribution. Prior to SSM Media and Entertainment Group, Inc., he was the CEO of RAAMM Enterprises, Inc., a successful concert promotions company that he was with from 1993 to 1998.

Mr. Muhammad has been featured on CNN/CNN Headline News/ BET/ The Hollywood Reporter and Billboard magazine. Mr. Muhammad has been making waves in the industry through his efforts to debunk the commonly held image of Hip-Hop being associated with misogyny, excessive violence, and Pimp culture. He has been on speaking tours with Bill Cosby and has gone all across this country spreading his message. He was educated at the University of Miami and was a running back for the school’s nationally acclaimed football team.

Alvin Butler, Jr. – Chief Financial Officer, Treasurer

Mr. Butler Chief Financial Officer and Treasurer of the Company since July 16, 2011 and has a strong background in financial management.  Prior joining the Company Mr. Butler was CFO at SSM Media ventures from 2007 to 2011.to his role was to maintain the financial stability of SSM and all of its properties worldwide.  As SSM Media Ventures, Inc. expanded its reach Mr. Butler ensured that funds were allocated and managed appropriately for the success of the companies.  Mr. Butler also regularly communicated with shareholders and secured key partnerships with other financial experts and industry specialist to ensure success.  Mr. Butler also was the Chief Financial Officer of American Home Investment Group, Inc. from 2000 to 2005 where he led and arranged the funding for several key acquisitions.  Mr. Butler has played a key role in many development projects including real estate, media, and global commerce.  Mr. Butler has a passion for financial systems and management and business development.

Matthew Anderson - Chief of Staff, Secretary

Mr. Anderson is Chief of Staff and Secretary of the Company since July16, 2011, and is an experienced entrepreneur and business leader. Prior to joining the Company he was Chief of Staff at Real Hip-Hop Network Broadcast Corporation from 2007 to 2011 where he facilitated key partnerships and business opportunities. He was also the former President/CEO of American Home Investment Group, Inc. from 2005 to 2008 which specialized in acquiring and developing commercial and residential real estate projects where the deal sizes ranged from a few million up to eighty million dollars. Prior to American Home Investment Group, Inc Mr. Anderson was an Operations Manager with United Parcel Service from 2000 to 2004.

Aquil Muhammad – Chief Security Officer, Vice Chairman

Mr. Muhammad is Chief Security Officer and Vice Chairman of the Company since July 16, 2011, and has been Chief Security Officer of Real Hip-Hop Network Broadcast Corporation since 2003. Prior to Real Hip-Hop Network Broadcast Corporation Mr. Muhammad founded Star-Brite Security and was CEO from 1997 to 2003, one of Washington D.C.’s largest security companies. Mr. Muhammad was also Founder and CEO of NOI Security from 1991 to 1996. He has advised many large companies and organizations on security, internal controls and compliance. Mr. Muhammad’s role with the Company as Vice Chairman/Chief Security Officer is to advise the CEO on security, compliance, policy and procedures.

Timothy J. Neher - Founder

Founder, President, Secretary, Treasurer and sole director of the Company from its founding on May 4, 2010 through July 13, 2010 when Mr. Neher resigned his positions. Neher is the founding partner of Accelerated Venture Partners, LLC, a private venture capital firm based in Foster City, California, and has over 20 years of experience in connection with the provision of debt and equity financing, mergers and public offering transactions. Timothy has been on the Board of Directors for Virolab, Inc., a public reporting company since 2010 and the acting Chief Financial Officer, Treasurer and a Director of Mikojo, Inc. a public reporting company. Mr. Neher is also Director of Pinpointed Solutions Inc. a private company since 2008, Director of Ipaypod Inc., a private company since 2007 and Director of Internet Card Present, Inc., a private company since 2007. He is also the President, Secretary and sole director of following public reporting companies: Accelerated Acquisitions XVII, XIX. Within the past five years Mr. Neher has been the founder of the following public reporting companies, Accelerated Acquisitions I, II, III, IV, V, X, XI, XII, XIII, XIV, XV, XVI, XVIII, XX, XXI and XXII. Prior to founding Accelerated Venture Partners, Internet Card Present Industries, Pinpointed Solutions and Ipaypod, Timothy was Chairman and Chief Executive Officer of Wherify Wireless, a private to public company from 1999 to 2007.

On May 4, 2010, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $2,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. On July 19, 2011 the Company entered into a Consulting Services Agreement with Accelerated Venture Partners, LLC described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS section below. Mr. Neher had no prior relationship with SSM Media Ventures or the Real Hip-Hop Network, Inc.

There are no family relationships between our officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Advisory Board

The company assembled an advisory board in which the members have no fiduciary duty to the shareholders or company in July of 2013, consisting of business professionals with relevant media industry experience to advise the company in both direct operations and to keep the company informed on various business, legal and financial trends that may affect management and our business. The Company executed Advisory Board Consulting and Compensation Agreements with Craig Mateus, Joseph Abrams and Scott R. Royster effective November 21, 2013 setting forth acceptance by the individual Advisors below of their respective appointments, terms and conditions of service, and compensation.

Craig Mathues
Mr. Mathues is a seasoned business professional and entrepreneur with over 30 years of experience in business to business sales and wholesale retail distribution. From 1981-1984, Mr. Mathues was a key account manager for Duracell Batteries in New York where he mastered business to business sales working with established retail brands. From 1984-1997, Mr. Mathues established himself as leading key account salesman at Buster Brown Apparel in New York, where he was known for setting high standards and meeting and exceeding company wide sales goals. From 1997-2003, Mr. Mathues was Founder and CEO of New Jersey Kids, a unique mobile apparel firm providing niche products directed towards mothers and children. From 2003 to the present, Mr. Mathues co-Founded Andy Miller Global Sales, LLC, a leader in discount wholesale clothing and distribution. Andy Miller Global supplies clothing to a number of major discount department stores nationwide. Craig Mathues currently serves as Chairman of The Real Hip-Hop Network, Inc. Board of Advisors.  Mr. Mathues graduated with a degree in Business Administration from the University of Delaware in 1981.

Joseph Abrams
Mr. Abrams is a Co-Founder of MySpace. Mr. Abrams co-founded Intermix, the parent company of MySpace in 1998. He served as Advisor at Atigeo LLC. Prior to that, he co-founded The Software Toolworks, Inc. in 1983. Mr. Abrams made it through two boom periods – in the 90′s he ran Software Toolworks, which was sold for around $450M. And then he did it again with MySpace and sold it to Newscorp for $580 million. He specializes in working with micro-cap and small-cap companies to build shareholder value. He serves as an Executive Officer of 51144 Inc. He serves as Chairman of Ckrush Digital Media, Inc. He has been Chairman of the Board of Adex Media, Inc., since August 2009. He served as Chairman of the Board of Advisors at Virtual Piggy, Inc (a/k/a Moggle, Inc.) since May 2011. He serves as a Director of Atigeo LLC. He serves as a Member of Advisory Board at AlphaBird, Inc. He serves on board of advisors for Akeena Solar (Nasdaq:AKNS). He serves as a Member of Advisory Board at Public Media Works Inc. He has been Director of AdEx Media, Inc. since August 2009. He serves on the Board of Advisors of Mimvi, Inc. He served as a Member of Advisory Board at Image Metrics, Inc. since 2009. He holds a BA, JD. He holds an MBA in Finance from William E. Simon Graduate School of Business at the University of Rochester.

Scott R. Royster
Mr. Royster spent more than half of his career at Radio One, Inc., one of the largest media companies targeting the African American market. He joined Radio One as its CFO in 1996. At the time, it owned seven radio stations in two markets, and over the course of the next 12 years helped build that company into a diverse media conglomerate which, at peak size, owned more than 70 stations in 22 markets, a cable channel (TV One), content and publishing assets and a growing Internet presence. Among many other things, Mr. Royster was responsible for the company's 1999 IPO and many following on offerings and helped raise more than $3 billion of capital over the course of his tenure. In 2006, Mr. Royster was named the Broadcasting Industry's CFO of the Year by Institutional Investor magazine. Mr. Royster has also spent many years as a private equity investor having worked for several firms over the course of his career, including Chemical Venture Partners, Capital Resource Partners and TSG Capital Group, the last of which was, at the time, the largest private capital firm owned and operated by African Americans. Mr. Royster's investment experience spans a multitude of industries and investment sizes and he has sat on numerous corporate boards over the years, including the Board of Directors of HRH, Inc., a NYSE-listed company that was successfully sold to Willis Group (NYSE: WSH) in 2008 for more than $2 billion. In addition to his business interests, Mr. Royster has many philanthropic interests and has sat on the Board of the Arena Stage Theatre in Washington, DC, as well as the Board of Visitors of Duke University and the Visiting Committee of the Harvard Business School. Mr. Royster is a graduate of Duke as well as HBS. He is currently a member of the Board of Trustees at The River School in Washington, DC.

Advisory Board Consulting and Compensation Agreements

In general, the Advisor Agreements set term, compensation and duties of each Advisor of the Advisory Board. Each Advisor agreed to devote to the Company such time as necessary for the effective conduct of his duties. Each Advisor is permitted to engage in outside business and other interests that do not conflict with such duties. Each Advisor is not required to provide services to the Company in excess of ten hours per month. Should an Advisor, with advance approval, work more than 120 hours per calendar year that Advisor is to be paid an hourly rate agreed to by the Board of directors and the Advisor in a separate written agreement, which shall be merged with the particular Advisor Agreement and considered a fully integrated agreement.

The term for each Advisor Agreement expires on November 21, 2016, unless subsequently modified by the Company and the Advisor. The Company shall pay the Mr. Mateus as Chairman of the Advisory Board a fee of $375,000 and $255,000 to the others per year during the term. The fee shall be payable at the same time, in the same manner, and following the same procedures as apply to directors' fees paid to non-employee directors of the Company. All such payments shall be subject to deduction and withholding (if any) authorized or required by applicable law. Depending on the value provided by the director to the Company, which shall be memorialized in a duly executed Board resolution, the Company may elect to compensate the director shares of common stock of the Company annually during the term pursuant to the Company's 2012 Stock-Based Incentive Plan. The Advisor may choose to receive such awards in the form of Company common stock, deferred Company stock equivalents or options to purchase Company common stock. Awards in the form of stock options shall be at a ratio of four (4) stock option shares to one (1) share of Company common stock that may otherwise be awarded under the Advisor Agreement. Compensation awarded pursuant to this arrangement is to be made at the same time, in the same manner, and following the same procedures as apply to equity awards made to non-employee directors of the Company.

The Company shall reimburse each Advisor all reasonable out-of-pocket expenses related to travel and miscellaneous expenses incurred in carrying out his/her duties under this Agreement. Reimbursement shall only be made against an itemized list of such expenditures signed by the Advisor in such form as required by the Company and consistent with the Company's policy.

The Company may terminate the Advisor Agreement for "Cause" at any time and without notice. The Company shall have "Cause" to terminate the Advisor Agreement if (a) the director breaches any provision of the Advisor Agreement or (b) the Advisor engages in conduct which is intentionally injurious to the Company as determined by the Board. If the Advisor is terminated by the Company for Cause or if the director voluntarily terminates his/her services prior to the end of the term (other than due to the Advisor's death or disability), Advisor shall be paid only the fee accrued through the date of such termination and the Advisor will forfeit all right to receive any other payments from the Company, unless previously earned but unpaid and any other compensation to which he/she would otherwise be entitled.

If the Advisor is terminated by the Company other than for Cause prior to the end of the term, the Advisor shall be entitled to payment of the total amount of the fee, which would have been paid hereunder for the balance of the Term if his services were not so terminated by the Company (less any amount of the fee already paid).

Each Advisor has agreed to confidentiality provisions, and the Company has agreed to indemnify each Advisor and obtain errors and omissions insurance at the Company's cost that the Board of Directors deems to be reasonable.

The Company has verbal agreements and intend on entering into formal written agreements with the remaining Advisors listed below by February 1, 2014, they currently do not have and will not have once in a written agreement any fiduciary duty to the shareholders or Company.

Les Garland
Les Garland began his career as a radio and television personality and became an influential radio programmer in the 70s, exerting even more influence on the 80s as co-founder/originator of both MTV: Music Television and VH-1. As MTV Networks Senior Executive Vice President, Garland was the Executive Producer of the first six MTV Video Music Award shows and the Live Aid concert in 1985. Instrumental in the development of the “I Want My MTV” campaign, Garland also developed the weekly Basement Tapes show featuring unsigned artists competing for a recording contract. He launched MTV Spring Break, which remains a staple of the channel and created the first “Making Of” and “MTV World Premiere” music videos. Garland received multiple achievement awards during the MTV years, including Cable Ace Awards and Billboard Magazine’s Innovator of the Year. Following their years together at MTV, Garland and Robert W. Pittman co-founded Quantum Media, launching a music company and television properties such as “The Morton Downey Jr. Show” and “Streets,” television’s first reality cop show. Garland From 1990-97, Garland worked on the launch of the interactive music channel, The Box, acting as senior executive vice president. Responsible for entertainment programming, promotion, ad sales and marketing, Garland oversaw the rollout of the channel from a base of 200,000 homes to more than 30 million U.S. households and 25 million households internationally. From there he went on to found sputnik7.com with Chris Blackwell, serving as the company’s president. The site was awarded the Invision Award of Excellence in Entertainment, a Gold Invision for Best Entertainment Streaming Media Site, the ASCAP Deems Taylor Award and was a Webby Award winner.

Reggie Hudlin,
Reginald Hudlin is a Harvard Graduate and pioneer of the modern black film movement, creating movies like House Party, Boomerang and Bebe’S Kids, which are some of the most profitable and influential films of his generation. He served as President of Entertainment for BET from 2005-2008. He is the executive producer and writer of the animated Black Panther series currently available on DVD. He was the writer of the Marvel Comics series Black Panther from 2005 to 2008, most notable for the 2006 storyline "Bride of the Panther," which saw the characters Storm and the Black Panther wed. Hudlin was executive producer of The Boondocks and has directed hit shows like Modern Family, The Office, The Middle, Psych and Outsourced.  Hudlin most recently produced the new Quentin Tarantino film Django Unchained which will be distributed by the Weinstein Company and Sony Pictures.

Carl Page
Mr. Page was a co-founder of eGroups, Inc., where he helped build a network of 14 million users who relied on eGroups to support Web-based collaborative work efforts. eGroups was eventually acquired by Yahoo! and is today known as Yahoo! Groups. A serial entrepreneur and investor based in the Bay Area, Mr. Page's experience ranges from hardware to Internet companies, and from startups to large multinationals. He has previously held positions at Microsoft and Mentor Graphics. He sits on various boards, including the Michigan State University Computer Science and Engineering Advisory Board, the National Advisory Committee to Electrical Engineering and Computer Science and the Michigan Memorial Phoenix Energy Institute at University of Michigan, and the Business Advisory Board of Insilicos LLC. Carl is a graduate of the University of Michigan, with a BSE in computer engineering (1986) and an MSE (1988).

Vada Manager
Vada O. Manager, senior counselor in APCO Worldwide’s Washington, D.C. office, is a premier global business and communication strategist with particular expertise in sport and product marketing, branding and positioning, crisis management, litigation communication, government relations and issues management.

Before joining APCO in 2010, Mr. Manager was founder and CEO of Manager Global Consulting Group, an independent consultancy based in Phoenix, Ariz. Prior to founding Manager Global Consulting, he was senior director of global issues management for Nike, Inc., where his broad portfolio of responsibilities included labor practices/global sourcing procedures; marketing communication support for subsidiaries; and crisis management for athletes, product recalls and corporate issues. During his 12-year tenure, he served on the launch team of nike.com, strategized on new business acquisitions such as the Converse and Starter brands, was one of the early architects of Nike's renewed corporate responsibility strategy, and served as a member of the corporate leadership team, Nike's most highly valued team of global executives. He was Nike's senior crisis and issues strategist on issues such as the Olympics, the World Cup, and company response and business resumption after the terrorist attacks of Sept. 11, 2001.

Prior to joining Nike, Mr. Manager was senior manager of global communications for Levi Strauss & Co, providing strategic communication counsel to the global leadership team as the company successfully launched and expanded its Dockers and SLATES brands. He was also a vice president at Powell Tate, where he co-managed accounts for key clients such as the PGA Tour, Major League Baseball and Court TV. While there, he also consulted the African National Congress in their transition to power in South Africa under newly elected President Nelson Mandela with sponsorship from the Kaiser Family Foundation.

Earlier in his career, Mr. Manager served as vice president of public finance for Young Smith & Peacock, an investment banking firm and registered broker with the New York Stock Exchange, and as a senior communication professional on the team administering the Democratic National Convention (1992, 1996 and 2004) and the Commission on President Debates (1992-1996).

A frequent presenter on business strategy and his pioneering concept of “issue marketing,” Mr. Manager has appeared on CNN and NBC’s The Today Show and has been quoted in various thought-leading global print publications. He has affiliations with several national and global organizations, including the American Council on Germany; the U.S. Military Academy (West Point)'s Civilian Public Affairs Committee (chair, 2008-present); the Issue Management Council (chair, 2007-2009); and the Arizona State University Alumni Council. Mr. Manager also serves on the board of directors for Ashland, Inc., a $10-billion Fortune 500 chemical company.

Mr. Manager holds a Bachelor of Science from the Arizona State University and is an inductee in its Hall of Fame (College of Liberal Arts, 2000). He also undertook post-graduate (non-degree) study at the London School of Economics.

Zane Strebor
Zane is the first African-American woman to have a fictionalized cable series based on her real life. Her series is the highest rated series in the history of the Cinemax network, with an average weekly viewership of 5-8 million households. Zane was named one of Essence Magazine’s “Hollywood Power Players” in 2009. Zane created, wrote and executive produced a second cable series, “Zane’s The Jump Off,” that premiered on Cinemax in March 29th, 2013. Filming took place in Los Angeles, California and Miami, Florida during September and October 2011. Zane executive produces all of her own work and heads a production crew of more than 75 employees based out of Los Angeles, California. She also writes all of the original scripts, selects all of the cast members, and even selects the music to be featured on every episode. Zane is currently writing several screenplays that she has been commissioned to pen by various movie studios, including a feature screenplay for two Academy Award-Winning actresses. Zane is developing a primetime network sitcom and two other relationship-based programs. Zane’s novel “Addicted” completed principal photography in November 2012 in Atlanta and will be released in theaters by Lionsgate later this year. The film stars Boris Kodjoe, Sharon Leal, Tasha, Smith, Tyson Beckford, and William Levy.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of two members, neither of whom does not qualify as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by our director and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

At present, we have four employees that are not under employment agreements with the Company. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our director. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early stage company and has only one director, and to date, such director has been performing the functions of such committees. Thus, there is a potential conflict of interest in that our director and officer has the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Our CEO, Mr. Atonn Muhammad is engaged in outside business activities, he has been the CEO and Director of SSM Media Ventures, Inc. since 2005, the Company’s majority shareholder and The Real Hip-Hop Network, Broadcast Corporation since 2009 the Licensor of the Company’s content and distribution platform, which may result in a conflict of interest in allocating his time between our operations and his other business activities. Although Mr. Muhammad does not have a full time employment agreement with the Company and his other business affairs may require him to devote more substantial amounts of time to such affairs, it could limit his ability to devote time to our affairs and could have a negative impact on our ability efficiently operate the Company as a result, Mr. Muhammad will be in a position to make business decisions adverse to the Real Hip-Hop Network, Inc. to the benefit of SSM Media Ventures, Inc. and The Real Hip-Hop Network, Broadcast Corporation. As a result, conflicts of interest may arise that can be resolved only through Mr. Muhammad’s exercise of such judgment as is consistent with his fiduciary duties to the Company and he is legally required to make the decision based upon the best interests of the Company and the Company's other shareholders, rather than his own personal pecuniary benefit.

Other than as described above, we are not aware of any other conflicts of interest of our executive officers and directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto. Furthermore, in detail:

a.
 been subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

1.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

2.	Engaging in any type of business practice; or

3.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

b.
Subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

c.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

d.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

e.	Subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

1.	Any Federal or State securities or commodities law or regulation; or

2.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

3.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

f.
Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our Officers for all services rendered in all capacities to us for the fiscal periods indicated.

						Non-Equity
Name and						Incentive	Nonqualified
Principal				Stock	Option	Plan	Deferred	All Other
Position	Year	Salary($)	Bonus($)	Awards($)	Awards($)	Compensation($)	Compensation($)	Compensation($)	Total($)
Atonn F. Muhammad (1)	2012 and 2013	0	0	0	0	0	0	0	0

Alvin Butler, Jr. (2)	2012 and 2013	0	0	0	0	0	0	0	0

Matthew Anderson (3)	2012 and 2013	0	0	0	0	0	0	0	0

Aquil Muhammad (4)	2012 and 2013	0	0	0	0	0	0	0	0

(1) President, CEO and Chairman
(2) Chief Financial Officer, Treasurer
(3) Chief of Staff, Secretary
(4) Chief Security Officer, Vice-Chairman

As of August 14, 2013 the Company is working to implement employments agreements for our four employees and if, as and when a public market for the Company’s shares is established share from our incentive stock option plan may be issues to the employees. Our directors have not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to any directors for serving on our board of directors.

STOCK OPTION GRANTS

We have not granted any stock options to our executive officer since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for media companies.

EMPLOYMENT AGREEMENTS

The Company is not a party to any employment agreement and has no compensation agreement with any of its officers and directors.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of March 31, 2013:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Atonn F. Muhammad	0	0	0	0	0	0	0

Aquil Muhammad	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of August 20, 2013, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 29,150,000 shares of our common stock issued and outstanding as of December 13, 2014. We do not have any outstanding warrant, options or other securities exercisable for or convertible into shares of our common stock.

	Name and Address	Number of Shares
Title of Class	of Beneficial Owner	Owned Beneficially	Percent of Class Owned

Common Stock:	SSM Media Ventures, Inc. 1020 19th NW Suite 525 Washington, DC 20036 (1)	15,413,950	52.84%

Common Stock:	Atonn F. Muhammad 1455 Pennsylvania Avenue NW, Suite 400, Washington, DC 20004 (2)	16,913,950%	57.98%

Common Stock:	Accelerated Venture Partners LLC 1840 Gateway Dr. Suite 200 Foster City, CA 94404 (3)	6,800,000	23.32%

Common stock	Timothy Neher 1840 Gateway Dr. Suite 200 Foster City, CA 94404 (4)	6,800,000	23.32%

Common Stock:	Aquil Muhammad, Chief Security Officer, Vice-Chairman (5)	1,350,000	4.63%

Common Stock	Alvin Butler, Jr., Chief Financial Officer, Treasurer (5)	750,000	2.57%

Common Stock	Matthew Anderson, Chief of Staff, Secretary (5)	1,250,000	4.28%

All executive officers and directors as a group		27,053,950	92.78%

(1)	Voting or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company

(2)	Atonn Muhammad is Principle of SSM Media Ventures Inc. and holds voting and dispositive power for these shares.

(3)
Voting or investment power for Accelerated Venture Partners, LLC. is held by Timothy  Neher.  Mr. Neher is the former sole officer and director of the Company, having resigned as sole officer and director on June 13, 2010

(4)	Timothy Neher, is Managing Partner of Accelerated Venture Partners and holds voting and dispositive power for these shares and is a consultant to the Company.

(5)	Real Hip-Hop Network 1455 Pennsylvania Avenue NW, Suite 400, Washington, DC 20004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 4, 2010, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $2,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On July 16, 2011, SSM Media Ventures, Inc. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, SSM Media Ventures owned approximately 94% of the Company’s 23,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Atonn Muhammad was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Real Hip-Hop Network, Inc.” on September 5, 2012.

On July 18, 2011, the Company entered into a one year Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the  Company  with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;

● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);

● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);

and (b) cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

 On August 15, 2011, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Real Hip-Hop Network Broadcast Corporation (“Licensor”) (The Licensor is controlled by a SSM Media Ventures Inc., a major shareholder in the Company- Voting and/or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company) pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information (“technology”) to provide, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic. Pursuant to the Licensing Agreement the Company is required raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2012, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2013, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2014 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, the Company will shall pay Licensor a royalty of one quarter of one percent (.25%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. Although, the Company did not raise the required Five Hundred Thousand Dollars ($500,000) by the August 15, 2012 date it had a verbal agreement to extend the required financing dates by twelve months.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at anytime by doing the following: By ceasing to use the media content and distribution platforms facilitated by any Licensed Products. Giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

On June 7, 2012,  the Company elected to relinquish its rights to repurchase 1,500,000 million shares on common stock issues to Accelerated Venture Partners (AVP) regarding the July 18, 2011 Consulting Services Agreement. Additionally,  issued  AVP 3,800,000 million shares of common stock for continued consulting services unrelated to the aforementioned agreement and for the continued financing of general business expenses including legal, accounting, auditing and financing the required SEC filing obligations until the Company completes the financing described in this prospectus.

On August 14, 2013 the Company entered into an amended Licensing Agreement with Real Hip-Hop Network Broadcast Corporation (Licensor of the Company’s media and technology). Pursuant to which the required financing dates outlined above in the August 15, 2011 Licensing Agreement were extended.  The Company is now required to raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, under the same terms as the August 15, 2011 Licensing Agreement the Company will shall pay Licensor a royalty of one quarter of one percent (.25% ) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing.

On August 14, 2013, the Company amended the July 18, 2011 Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The amended AVP Agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1 (securing $10 million in available cash from funding), $800,000 upon the achievement of Milestone 2 (securing $20 million in available cash inclusive of any amounts attributable to Milestone 1) and $800,000 upon the achievement of Milestone 3 (securing $30 million in available cash inclusive of any amounts attributable to Milestone 2). Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

The Managing Partner of AVP is Timothy Neher, a former director of the Company and the only officer of the Company prior to March 7, 2011. From inception through March 31, 2013, the Company paid $1,800 cash to AVP and accrued $109,626 which included approximately $59,000 for accounting, $20,000 for legal expenses and $30,626 for general administrative expenses due to AVP unrelated to the Consulting Services Agreement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC.  We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering.  We have also filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

 Peter Messineo, CPA is our registered independent auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

THE REAL HIP-HOP NETWORK

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
The Real Hip-Hop Network, Inc.
(Formally known as Accelerated Acquisition XII, Inc.)
 (A Development Stage Company)

We have audited the accompanying balance sheets of The Real Hip-Hop Network, Inc. (the “Company”) as of March 31, 2013, and the related statements of operations, stockholder's deficit and cash flows for the year then ended and for the period from inception (May 4, 2010) to March 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of March 31, 2012, were audited by other auditor, whose report, dated June 27, 2012, expressed an unqualified opinion on those financial statements and also included an explanatory paragraph that raise substantial doubt about the Company’s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2013, and the results of its operations and its cash flows for the year ended and for the period from inception (May 4, 2010) to March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage enterprise, had an accumulated deficit of $114,391 as of March 31, 2013 and continues to experience losses. These considerations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2 which contemplates equity financing through a reverse merger transaction and/ or related party advances. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia LLP

Newport Beach, CA
June 28, 2013

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Accelerated Acquisition XII, Inc.

I have audited the accompanying balance sheet of Accelerated Acquisition XII, Inc. as of March 31, 2012 and March 31, 2011 and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (May 4, 2010) through March 31, 2012. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. I was not engaged to perform an audit of the Company’s internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accelerated Acquisition XII, Inc. at March 31, 2012, and the results of its operations and its cash flows for the period from inception (May 4, 2010) through March 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since its inception and has limited cash. These matters raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

/s/ Peter Messineo, CPA
Palm Harbor, Florida
June 27, 2012

THE REAL HIP-HOP NETWORK, INC
(Formerly known as Accelerated Acquisitions XII, Inc.)
(A Development Stage Company)
BALANCE SHEETS

	March 31,	March 31,
	2013	2012

ASSETS
Current assets:
Cash	$-	$24

	$-	$24
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:

Due to related party	$109,626	$72,150

Total liabilities	109,626	72,150

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 29,150,000 and 25,350,000 shares issued and outstanding as of March 31, 2013 and 2012 respectively	2,915	2,535
Additional paid-in capital	1,850	1,850
Accumulated deficit	(114,391)	(76,511)

Total stockholders’ deficit	(109,626)	(72,126)

	$-	$24

The accompanying notes are an integral part of these financial statements.

THE REAL HIP-HOP NETWORK, INC.
(Formerly known as Accelerated Acquisitions XII, Inc.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Inception
	Year Ended March 31,	Year Ended March 31,	(May 4, 2010) through
	2013	2012	March 31, 2013

Revenues	$-	$-	$-

Operating expenses	-	-	-

General and administrative	37,880	74,711	114,391

Total operating expenses	37,880	74,711	114,391

Net loss	$(37,880)	$(74,711)	$(114,391)

Basic and diluted net loss per share	$-	-	-

Weighted average number of common shares outstanding	29,150,000	25,350,000

The accompanying notes are an integral part of these financial statements.

THE REAL HIP-HOP NETWORK, INC.
(Formerly known as Accelerated Acquisitions XII, Inc.)
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

					Total
	Common stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Deficit

Balance at inception	$-	$-	$-	$-	$-

Issuance of common stock
to founder for cash, May 4, 2010
at $ .0004 per share	5,000,000	500	1,500	-	2,000

Net loss				(1,800)	(1,800)

Balances at March 31, 2011	5,000,000	500	1,500	(1,800)	200

Tender of shares by founder, July 16, 2011
at $ .0001 per share	(3,500,000)	(350)	350	-	-

Issuance of common stock under stock
option granted to founder for consulting
services	1,500,000	150	-	-	150

Issuance of common stock under subscription
agreement, July 16, 2011 at $ .0001 per share	22,350,000	2,235	-	-	2,235

Net loss	-	-	-	(74,711)	(74,711)

Balances at March 31, 2012	25,350,000	2,535	1,850	(76,511)	(72,126)

Issuance of common stock under stock
option granted to founder for consulting
services, June 20, 2012 at $.0001 per share	3,800,000	380	-	-	380

Net loss	-	-	-	(37,880)	(37,880)

Balances at March 31, 2013	29,150,000	$2,915	$1,850	$(114,391)	$(109,626)

The accompanying notes are an integral part of these financial statements.

THE REAL HIP-HOP NETWORK, INC.
(Formerly known as Accelerated Acquisitions XII, Inc.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
			Inception (May 4,
	Year Ended	Year Ended	2010) through
	March 31, 2013	March 31, 2012	March 31, 2013
OPERATING ACTIVITIES:
Net loss	$(37,880)	$(74,711)	$(114,391)

Adjustments to reconcile net loss to net cash used in operating activities:

Increase in due to related party	37,476	72,150	109,626

Stock-based compensation	380	-	380

Net Cash Used In Operating Activities	(24)	(2,561)	(4,385)

FINANCING ACTIVITIES:

Proceeds from the issuance of common stock	-	2,385	4,385

Net Cash Provided by Financing Activities	-	2385	4385

Net decrease in cash and cash equivalents	(24)	(176)	-

Cash and equivalents at beginning of period	24	200	-

Cash and equivalents at end of period	$-	$24	$-

The accompanying notes are an integral part of these financial statements.

 THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

1. Basis of Presentation and Summary of Significant Accounting Policies

(a)    Company Description
The Real Hip-Hop Network, Inc. (formally known as Accelerated Acquisitions XII, Inc. the “Company”) was incorporated in the state of Delaware on May 4, 2010. The Company was initially formed as a shell company with no operations while it sought new business opportunities. On August 15, 2011, the Company licensed all right to RHN media content and distribution platforms that include a cable channel that provides intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational 18-34 year-old audience demographic. RHN’s website RHN.TV is designed to be the Internet destination for the Company’s target audiences. RHN Mobile delivers music, gaming, and video content to the target audiences on wireless devices across wireless service providers.

The Company also intends to use its broadband and digital platforms to deliver video streaming content to gaming systems that include: X-BOX 360, NINTENDO Wii, and PLAYSTATION 3. RHN has beta tested the delivery of live streaming version of its video content online and on RHN.TV. RHN has also beta tested its content to over 164,000,000 households in Africa, Europe, and the Middle East through an informal available time brokerage agreement with Ethiopian Broadcast System (EBS). RHN will continue to beta test in the United States (“US”) with an estimated audience of 3 million households until the Company can launch commercially through national subscription TV that is estimated to be the fall of 2013. RHN assigned the Company a distribution term sheet with DirecTV, which could allow the Company to launch to a viewership of an estimated 18 million subscribers. RHN has also assigned a term sheets to the Company to launch on the DISH Network which could give access to another estimated 14 million subscribers. In addition, The Company is evaluating all of the licensors distribution agreements and will not take assignment of any agreements until the Company is ready to commercially launch and has accomplished is financing objectives outlined below.

Our primary sources of revenue are affiliate fees and advertising. Affiliate fees are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives RHN content.

(b)	Basis of Presentation
The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

(c)	Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

(e)	Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company did not have cash equivalents as of March 31, 2013.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

(f)	Loss per Common Share
Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.  The Company has incurred a loss during the current period, therefore any potentially dilutive shares are excluded, as they would be anti-dilutive. The Company does not have any potentially dilutive instruments for this reporting period.

(g)	Fair Value of Financial Instruments
The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•  Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

(h)	Recent Accounting Pronouncements

Adopted

Effective January 2013, we adopted FASB ASU No. 2011-11, Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities (ASU 2011-11).  The amendments in ASU 2011-11 require the disclosure of information on offsetting and related arrangements for financial and derivative instruments to enable users of its financial statements to understand the effect of those arrangements on its financial position.  Amendments under ASU 2011-11 will be applied retrospectively for fiscal years, and interim periods within those years, beginning after January 1, 2013.  The adoption of this update did not have a material impact on the financial statements.

Effective January 2013, we adopted FASB ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02).  This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (AOCI).  The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income.  However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto.  Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail.  This standard is effective prospectively for annual and interim reporting periods beginning after December 15, 2012.  The adoption of this update did not have a material impact on the financial statements.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

Not Adopted

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. The amendments in ASU 2013-04 provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this Update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the  sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this Update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this standard are effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-04 will have on our financial statements.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments in ASU No. 2013-05 resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. The amendments in this standard are effective prospectively for fiscal years, and interim reporting periods within those years, beginning December 15, 2013. We are evaluating the effect, if any, adoption of ASU No. 2013-05 will have on our financial statements.

In April 2013, the FASB issued ASU No. 2013-07, Presentation of Financial Statements (Top 205): Liquidation Basis of Accounting. The objective of ASU No. 2013-07 is to clarify when an entity should apply the liquidation basis of accounting and to provide principles for the measurement of assets and liabilities under the liquidation basis of accounting, as well as any required disclosures. The amendments in this standard is effective prospectively for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We are evaluating the effect, if any, adoption of ASU No. 2013-07 will have on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying financial statement, the Company has a deficit accumulated during the development stage of $114,391, due to shareholder of $109,626 and had $0 cash as of March 31, 2013. The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing necessary for it to meet its obligations, develop the products that it has licensed, and ultimately generate revenues from the sale of these products. The Company’s founder has agreed to fund certain administrative operating expenses of the Company until the Company succeeds in raising additional funds. Management’s plans include raising additional funds through an equity financing or licensing transaction in order to meet the Company’s obligations and develop its product candidates, but funding may not be available and the Company may be unsuccessful in raising additional capital of any type. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

NOTE 3 - STOCK-BASED COMPENSATION

The Company recognizes stock-based compensation expense in its statement of operations based on estimates of the fair value of employee stock option and stock grant awards as measured on the grant date. During the year ended March 31, 2013, the Company entered into an agreement under which it agreed to grant stock-based compensation to Accelerated Venture Partners (AVP) for extending consulting services to the Company. Pursuant to the terms of the agreement the Company agreed to grant AVP 3,800,000 shares of common stock at a purchase price of $.0001 per share. The Company recognized stock-based compensation expense of $380 for the year ended March 31, 2013, respectively, which was all included in general and administrative expenses.  Stock options and other stock-based awards granted to employees, directors and/or consultants will be accounted for using an estimate of the fair value of the stock award on the date it is granted. The estimated fair value of the award on the grant date will be recognized the consolidated statement of operations on a straight-line basis over the vesting period of the underlying stock award.

NOTE 4 - STOCK AND STOCK TRANSACTIONS

Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. The Company’s Board of Directors has the ability to determine the rights and preferences of any series of preferred stock issued. There are no shares of preferred stock currently issued or outstanding.
Common Stock

The Company has authorized 100,000,000 shares of common stock, with a par value of $0.0001 per share.

At inception (May 4, 2010), the Company issued 5,000,000 shares of common stock to Accelerated Venture Partners, LLC (“AVP”) for $2,000.

On July 16, 2011, SSM Media Ventures, Inc. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Following these transactions, SSM Media Ventures owned approximately 94% of the Company’s 23,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Atonn Muhammad was simultaneously appointed to the Company’s Board of Directors. Such action represents a change of control of the Company.

The Purchaser used its working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of its stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company intends to file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Real Hip-Hop Network, Inc.”.

On July 18, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:
.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;
● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);
● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);

On June 6, 2012 the Company fully vested 1,500,000 shares of common stock issued to AVP on July 18, 2011, when the Company entered into a Consulting Services Agreement with AVP.  The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy. Furthermore, the Company issued AVP 3,800,000 shares of common stock at a par value of .0001 per share to AVP as an incentive to continued services.

As of March 31, 2012, there were 25,350,000 shares issued and outstanding and 5,962,500 shares of common stock were reserved for issuance under the Company’s Stock Option Plan. There were 68,672,500 shares of common stock available for future issuance.

NOTE 5. INCOME TAXES

The Company has incurred net operating losses since inception. The Company has not reflected any benefit of such net operating loss carry forward in the financial statements.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the gross deferred tax assets as follows:
	March 31, 2013	March 31, 2012
Gross deferred tax assets	$109,626	$74,711
Valuation allowance	(109,626)	(74,711)
Net deferred tax asset	$—	$—

As of March 31, 2013 and 2012, the Company had a net operating loss carryforward of approximately $109,626 and $74,711, which will begin to expire in the tax year 2028.

Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards and research and development credits in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carryforwards and research and development credits may be subject to the above limitations.
The relevant FASB standard resulted in no adjustments to the Company’s liability for unrecognized tax benefits. As of the date of adoption and as of March 31, 2013, there were no unrecognizable tax benefits. Accordingly, a tabular reconciliation from beginning to ending periods is not provided. The Company will classify any future interest and penalties as a component of income tax expense if incurred. To date, there have been no interest or penalties charged or accrued in relation to unrecognized tax benefits.  The Company is subject to federal and state examinations for the year 2008 forward. There are no tax examinations currently in progress.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

NOTE 6 - LICENSE AGREEMENT

On August 15, 2011, The Company entered into a Licensing Agreement with Real Hip-Hop Network Broadcast Corporation pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information to provide intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions. The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company acquired the media content and distribution platform rights from the Real Hip-Hop Network Broadcast Corporation, a company based in Washington D.C. that will continue its business of media content development and be a third party media content supplier to the Company, Atonn Muhammad is the founder and President of from the Real Hip-Hop Network Broadcast Corporation and has been President, Chief Executive Officer (CEO) and director of the Company since July 16, 2011. Mr. Muhammad is also the President and CEO and shareholder of SSM Media Ventures, Inc. that owns 22,350,000 shares of the Company’s outstanding common stock, representing an 88.2% ownership interest in the Company. SSM Media Ventures purchased its shares in the Company on July 16, 2011 as disclosed in a Form 8-K filed on July 19, 2011. There were no other agreements between the Company and SSM Media Ventures prior to the Share Purchase Agreement entered into on July 16, 2011.

The Managing Partner of AVP is Timothy Neher, a former director of the Company and the only officer of the Company prior to March 7, 2011. From inception through March 31, 2013, the Company paid $1,800 cash to AVP and accrued $109,626 for expenses due to AVP. See Note 2 for a description of the stock transactions involving AVP. See Note 7 for a description of commitments to AVP.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Under the terms of the Licensing Agreement, the Company has agreed to pay the Licensor one percent (1%) of any royalties received if the Company grants any third parties royalty-bearing licenses to the content or distribution platforms. In addition, the Company has agreed to pay Licensor a royalty of one quarter of one percent (0.25%) of all gross revenue resulting from use of the content or distribution platforms by the Company. In order to retain its rights, the Company must receive revenues or fund a minimum of $2 million in qualified content distribution and commercialization expenses before the third anniversary of the Licensing Agreement (at least $0.5 million of which must be before the first anniversary of the Licensing Agreement and at least $1 million of which must be before the second anniversary of the Licensing Agreement).

On July 18, 2011, the Company entered into a Consulting Services Agreement with AVP.  The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy. Cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2013

As permitted under Delaware law and in accordance with its Bylaws, the Company indemnifies its officers and directors for certain expenses incurred from legal or other proceedings that arise as a result of the director or officer’s service to the Company. There is no limitation on the term of the indemnification and the maximum amount of potential future indemnification is unlimited. The Company currently does not have a directors and officers insurance policy that could limit its exposure and enable it to recover a portion of any future amounts paid. The Company believes the fair value of these officer and director indemnification agreements is minimal, and, accordingly, has not recorded any liabilities for these agreements as of March 31, 2012.

From time to time, the Company may be involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that it believes are likely to have a material adverse effect on its financial position or results of operations.

NOTE 9 – SUBSEQUENT EVENTS

The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “The Real Hip-Hop Network,  Inc.” on May 7, 2013 and the name was formally amended on May 8, 2013 and the Company received the Certificate of Amendment June 8, 2013.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)

INDEX TO FINANACIAL STATEMENTS

September 30, 2013 and 2012 and for the period
May 4, 2010 (date of inception) through September 30, 2013
(unaudited)

Item 1.	Financial Statements (unaudited):	F-16

	Condensed Balance Sheets as of September 30, 2013 (unaudited) and March 31, 2013 (audited)	F-18

Condensed Statements of Operations for the three and six months ended September 30, 2013 and for the three and six months ended September 30, 2012 and for the cumulative period from inception (May 4, 2010) through September 30, 2013 (unaudited)
F-19

Condensed Statements of Stockholders' Deficit

Condensed Statements of Cash Flows for the six months ended September 30, 2013 and for the six months ended September 30, 2012 and for the cumulative period from inception (May 4, 2010) to September 30, 2013 (unaudited)
F-20

Notes to Condensed Financial Statements (unaudited)

THE REAL HIP-HOP NETWORK, INC.
( A Development Stage Company)
CONDENSED BALANCE SHEET

	September 30, 2013	March 31, 2013
	(Unaudited)	(Audited)
ASSETS

Cash	$-	$-

Total Assets	$-	$-

LIABILITIES AND SHAREHOLDER'S DEFICIT

Accrued expenses due shareholder	$135,626	$109,626

Total Liabilities	135,626	109,626

Shareholders' Deficit:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; none issued or outstanding	-	-
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 29,150,000 and 29,150,000 shares issued and outstanding	2,915	2,915
Additional paid in capital	1,850	1,850
Accumulated Deficit	(140,391)	(114,391)

Total Shareholders' deficit	(135,626)	(109,626)
Total Liabilities and Shareholders' Deficit	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

REAL HIP-HOP NETWORK, INC.
( A Development Stage Company)
CONDENSED STATEMENT OF OPERATIONS (Unaudited)

					Inception
	Three months ended		Six months ended		(May 4, 2010) through
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012	September 30, 2013 (Cumulative)
					Unaudited

Revenues	$—	$—	$—	$—	$—

Operating expenses
General and administrative	26,000	7,000	26,000	20,380	140,391

Total operating expenses	26,000	7,000	26,000	20,380	140,391

Net loss	$(26,000)	$(7,000)	$(26,000)	$(20,380)	$(140,391)

Basic and diluted net loss per share	$(0.00)	(0.00)	$(0.00)	(0.00)

Shares used in basic and diluted net loss per share	29,150,000	29,150,000	29,150,000	29,150,000

 The accompanying notes are an integral part of these condensed financial statements.

THE REAL HIP-HOP NETWORK, INC.
(Formerly known as Accelerated Acquisitions XII, Inc.)
(A Development Stage Company)
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

					Total
	Common stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Deficit

Balance at inception	$-	$-	$-	$-	$-

Issuance of common stock
to founder for cash, May 4, 2010
at $ .0004 per share	5,000,000	500	1,500	-	2,000

Net loss				(1,800)	(1,800)

Balances at March 31, 2011 (Audited)	5,000,000	500	1,500	(1,800)	200

Tender of shares by founder, July 16, 2011
at $ .0001 per share	(3,500,000)	(350)	350	-	-

Issuance of common stock under stock
option granted to founder for consulting
services	1,500,000	150	-	-	150

Issuance of common stock under subscription
agreement, July 16, 2011 at $ .0001 per share	22,350,000	2,235	-	-	2,235

Net loss	-	-	-	(74,711)	(74,711)

Balances at March 31, 2012 (Audited)	25,350,000	2,535	1,850	(76,511)	(72,126)

Issuance of common stock under stock
option granted to founder for consulting
services, June 20, 2012 at $.0001 per share	3,800,000	380	-	-	380

Net loss	-	-	-	(37,880)	(37,880)

Balances at March 31, 2013 (Audited)	29,150,000	$2,915	$1,850	$(114,391)	$(109,626)

Net loss	-	-	-	(26,000)	(26,000)

Balances at September 30, 2013 (Audited)	29,150,000	$2,915	$1,850	$(140,391)	$(135,626)

The accompanying notes are an integral part of these financial statements.

THE REAL HIP-HOP NETWORK, INC.
( A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	For the six months ended September 30, 2013	For the six months ended September 30, 2012	Cumulative since February 6, 2012 ( inception) to September 30, 2013
Operating Activities

Net loss	$(26,000)	$(20,380)	$(140,391)
Adjustments to reconcile net loss
Stock-based compensation	-	380	380

Increase in accrued expenses due to founder	26,000	20,000	135,626
Net cash used in operations	-	-	(4,385)

Financing Activities

Proceeds from the issuance of common stock	-	-	4,385
Net increase in cash and cash equivalents
Cash at the beginning of the period:	-	24	-
Cash at the end of the period	$-	$24	$-

The accompanying notes are an integral part of these condensed financial statements.

 THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

1. Basis of Presentation and Summary of Significant Accounting Policies

(a)	Company Description

The Company was incorporated in the state of Delaware on May 4, 2010. The Company was initially formed as a shell company with no operations while it sought new business opportunities. On August 15, 2011 the Company licensed all right to RHN media content and distribution platforms that include a cable channel that provides intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational 18-34 year-old audience demographic. RHN’s website RHN.TV is designed to be the Internet destination for the Company’s target audiences. RHN Mobile delivers music, gaming, and video content to the target audiences on wireless devices across wireless service providers. On August 14, 2013 the licensing agreement was amended to extend payment terms and include binding and enforceable contracts with DirecTV and DISH Network.

The Real Hip-Hop Network (“RHN”) is an emerging growth company that provides family-appropriate (family-appropriate “meaning it is considered suitable for all members of the average family”) Hip-Hop content to a multi-racial/multi-generational demographic through multiple distribution platforms that initially include cable television, and the Company’s website RHN.TV that is designed to be the Internet destination for the Company’s target audiences. The Company also intends to utilize broadband, digital and wireless platforms to deliver music, gaming and steaming video to mobile devices and in home gaming systems within the next twelve months. RHN currently has exclusive rights to approximately 30,000 hours of content (3.4 years) and the Company has beta tested the delivery of live streaming version of its video content on the Company’s website RHN.TV. The Company intends to launch commercially through national subscription TV that is estimated to be the fourth quarter of 2013. The Company has been assigned binding and enforceable contracts with DirecTV and DISH Network each having a three year term that began in May of 2013 and can be terminated by the provider at any time. The agreements will allow the Company to launch commercially to a viewership of an estimated 32 million subscribers. The Company has started testing the content feed to both DirecTV and DISH Network and it is estimated that the testing will be completed by the end September, 2013 with no cost to the Company, upon completion of testing the Company will need to pay an estimated $2,000,000 in deposits to launch content through the aforementioned networks.

Our primary sources of revenue is intended  to come from affiliate fees and advertising. Affiliate fees are derived from long-term distribution agreements with cable, satellite and telecommunications operators who pay us a monthly fee for each subscriber household that receives RHN content.

(b)	Basis of Presentation

The accompanying interim financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation and in accordance with the instructions to Regulations S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statement presentation. In the opinion of management, all adjustments for a fair statement of the results and operations and financial position for the interim periods presented have been included. All such adjustments are of a normal recurring nature. The financial information should be read in conjunction with the Financial Statements and notes thereto included in the Company’s Form 10-K Annual Report for the year ended March 31, 2013. The financial statements presented herein may not be indicative of the results of the Company for the year ending March 31, 2014.

The Company has been in the development stage since its formation on February 6, 2012. It has primarily engaged in raising capital to carry out its business plan, as described above. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its operating plan. The Company's ability to eliminate operating losses and to generate positive cash flows in the future will depend upon a variety of factors, many of which it is unable to control. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

(c)	Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

(e)	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company did not have cash equivalents as of September 30, 2013.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

(f)	Loss per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.  The Company has incurred a loss during the current period, therefore any potentially dilutive shares are excluded, as they would be anti-dilutive. The Company does not have any potentially dilutive instruments for this reporting period.

(g)	Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•  Level 3 inputs are unobservable inputs for the asset or liability.

The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

(h)	Recent Accounting Pronouncements

Not Adopted

In April 2013, the FASB issued ASU No. 2013-07, Presentation of Financial Statements (Top 205): Liquidation Basis of Accounting. The objective of ASU No. 2013-07 is to clarify when an entity should apply the liquidation basis of accounting and to provide principles for the measurement of assets and liabilities under the liquidation basis of accounting, as well as any required disclosures. The amendments in this standard is effective prospectively for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We are evaluating the effect, if any, adoption of ASU No. 2013-07 will have on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 2 - GOING CONCERN

The accompanying condensed financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying condensed financial statement, the Company has a deficit accumulated during the development stage of $140,391, due to shareholder of $140,391 and had $0 cash as of September 30, 2013. The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing necessary for it to meet its obligations, develop the products that it has licensed, and ultimately generate revenues from the sale of these products. The Company’s founder has agreed to fund certain administrative operating expenses of the Company until the Company succeeds in raising additional funds. Management’s plans include raising additional funds through an equity financing or licensing transaction in order to meet the Company’s obligations and develop its product candidates, but funding may not be available and the Company may be unsuccessful in raising additional capital of any type. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed financial statements do not include any adjustments that might arise as a result of this uncertainty.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

NOTE 3 - STOCK-BASED COMPENSATION

The Company recognizes stock-based compensation expense in its statement of operations based on estimates of the fair value of employee stock option and stock grant awards as measured on the grant date. During the six month period ended September 30, 2013 the Company did not enter into ant stock- based agreements and during the year ended March 31, 2013, the Company entered into an agreement under which it agreed to grant stock-based compensation to Accelerated Venture Partners (AVP) for extending consulting services to the Company. Pursuant to the terms of the agreement the Company agreed to grant AVP 3,800,000 shares of common stock at a purchase price of $.0001 per share. The Company recognized stock-based compensation expense of $380 for the year ended March 31, 2013, respectively, which was all included in general and administrative expenses.  Stock options and other stock-based awards granted to employees, directors and/or consultants will be accounted for using an estimate of the fair value of the stock award on the date it is granted. The estimated fair value of the award on the grant date will be recognized the consolidated statement of operations on a straight-line basis over the vesting period of the underlying stock award.

NOTE 4 - STOCK AND STOCK TRANSACTIONS

Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. The Company’s Board of Directors has the ability to determine the rights and preferences of any series of preferred stock issued. There are no shares of preferred stock currently issued or outstanding.

Common Stock

The Company has authorized 100,000,000 shares of common stock, with a par value of $0.0001 per share.

At inception (May 4, 2010), the Company issued 5,000,000 shares of common stock to Accelerated Venture Partners, LLC (“AVP”) for $2,000.

On July 16, 2011, SSM Media Ventures, Inc. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share. At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation. Following these transactions, SSM Media Ventures owned approximately 94% of the Company’s 23,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares. Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Atonn Muhammad was simultaneously appointed to the Company’s Board of Directors. Such action represents a change of control of the Company.

The Purchaser used its working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of its stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company intends to file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Real Hip-Hop Network, Inc.”.

On July 18, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher. The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;
● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);
● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);

On June 6, 2012 the Company fully vested 1,500,000 shares of common stock issued to AVP on July 18, 2011, when the Company entered into a Consulting Services Agreement with AVP.  The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy. Furthermore, the Company issued AVP 3,800,000 shares of common stock at a par value of .0001 per share to AVP as an incentive to continued services.

As of September 30, 2013 there were 29,150,000 shares issued and outstanding and 5,962,500 shares of common stock were reserved for issuance under the Company’s Stock Option Plan. There were 64,887,500 shares of common stock available for future issuance.

NOTE 5. INCOME TAXES

The Company has incurred net operating losses since inception. The Company has not reflected any benefit of such net operating loss carry forward in the financial statements.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

Based on the level of historical taxable losses and projections of future taxable income (losses) over the periods in which the deferred tax assets can be realized, management currently believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the gross deferred tax assets.

As of September 30, 2013 and 2012, the Company had a net operating loss carryforward of approximately $140,391 and $92,150, which will begin to expire in the tax year 2028.

Federal tax laws impose significant restrictions on the utilization of net operating loss carryforwards and research and development credits in the event of a change in ownership of the Company, as defined by the Internal Revenue Code Section 382. The Company’s net operating loss carryforwards and research and development credits may be subject to the above limitations.

The relevant FASB standard resulted in no adjustments to the Company’s liability for unrecognized tax benefits. As of the date of adoption and as of March 31, 2013, there were no unrecognizable tax benefits. Accordingly, a tabular reconciliation from beginning to ending periods is not provided. The Company will classify any future interest and penalties as a component of income tax expense if incurred. To date, there have been no interest or penalties charged or accrued in relation to unrecognized tax benefits.  The Company is subject to federal and state examinations for the year 2008 forward. There are no tax examinations currently in progress.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

NOTE 6 - LICENSE AGREEMENT

On August 15, 2011, Accelerated Acquisitions XII (now known as The Real Hip-Hop Network) entered into a Licensing Agreement (“Licensing Agreement”) that was amended on August 14, 2013  with The Real Hip-Hop Network, Broadcast Corp (“Licensor”) (The Licensor is controlled by a SSM Media Ventures Inc., a major shareholder in the Company- Voting and/or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company), pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information to provide intelligent, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic.    Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions. The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.  Through the License Agreement the Company was assigned binding and enforceable three years contracts with DirecTV and DISH Network that began in May of 2013. Pursuant to the agreements there are customary subscriber fees, deposits and customary representations and warranties of each of the parties and can be terminate by either party with thirty days written notice. The agreements are intended to allow the Company to launch commercially to a viewership of an estimated 32 million subscribers operating independently of SSM Media the majority stockholder and The Real Hip-Hop Network, Broadcast Corp, the Licensor,

NOTE 7 - RELATED PARTY TRANSACTIONS

On May 4, 2010, the Registrant sold 5,000,000 shares of Common Stock to Accelerated Venture Partners, LLC for an aggregate investment of $2,000.00.  The Registrant sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

On July 16, 2011, SSM Media Ventures, Inc. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, SSM Media Ventures owned approximately 94% of the Company’s 23,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Atonn Muhammad was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares. Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Real Hip-Hop Network, Inc.” on September 5, 2012.

On July 18, 2011, the Company entered into a one year Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the  Company  with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 1,500,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

NOTE 7 - RELATED PARTY TRANSACTIONS (continued)

● Milestone 1 -	Company’s right of repurchase will lapse with respect to 60% of the shares upon securing $10 million in available cash from funding;

● Milestone 2 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $20 million in available cash (inclusive of any amounts attributable to Milestone 1);

● Milestone 3 -	Company’s right of repurchase will lapse with respect to 20% of the Shares upon securing $30 million in available cash (inclusive of any amounts attributable to Milestone 2);

and (b) cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

 On August 15, 2011, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Real Hip-Hop Network Broadcast Corporation (“Licensor”) (The Licensor is controlled by a SSM Media Ventures Inc., a major shareholder in the Company- Voting and/or investment power for SSM Media Ventures Inc. is held by Atonn Muhammad , the CEO of the Company) pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain first run movies, live concerts, break-dance battles, rhyme competitions, documentaries, news, DJ competitions and interviews (“media content”), distribution platforms, patents, intellectual property, know-how, trade secret information (“technology”) to provide, family-appropriate Hip-Hop content to a multi-racial/multi-generational demographic. Pursuant to the Licensing Agreement the Company is required raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2012, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2013, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2014 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, the Company will shall pay Licensor a royalty of one quarter of one percent (.025%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing. Although, the Company did not raise the required Five Hundred Thousand Dollars ($500,000) by the August 15, 2012 date it had a verbal agreement to extend the required financing dates by twelve months.

Except for the rights granted under the License Agreement, Licensor retains all rights, title and interest to the content and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commences on the date of the Licensing Agreement and continues for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.  In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying distribution and commercialization expenses related to the media content. In addition, the Company is required to fund certain specified expenses related to the distribution of the media content as specified in the License Agreement. The license is terminated upon the occurrence of events of default specified in the License Agreement and outlined as followed: If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

NOTE 7 - RELATED PARTY TRANSACTIONS (continued)

 Licensee may, at its option, terminate this Agreement at anytime by doing the following: By ceasing to use the media content and distribution platforms facilitated by any Licensed Products. Giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the License Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

On June 7, 2012,  the Company elected to relinquish its rights to repurchase 1,500,000 million shares on common stock issues to Accelerated Venture Partners (AVP) regarding the July 18, 2011 Consulting Services Agreement. Additionally,  issued  AVP 3,800,000 million shares of common stock for continued consulting services unrelated to the aforementioned agreement and for the continued financing of general business expenses including legal, accounting, auditing and financing the required SEC filing obligations until the Company completes the financing described in this prospectus.

On August 14, 2013 the Company entered into an amended Licensing Agreement with Real Hip-Hop Network Broadcast Corporation (Licensor of the Company’s media and technology). Pursuant to which the required financing dates outlined above in the August 15, 2011 Licensing Agreement were extended.  The Company is now required to raise at least Five Hundred Thousand Dollars ($500,000) for its future development before August 15, 2014, raise at least Five Hundred Thousand Dollars ($500,000) for its future deployment before August 15, 2015, and raise at least One Million Dollars ($1,000,000) for its future deployment before August 15, 2016 equaling the minimum funding requirement of Two Million Dollars ($2,000,000) for the deployment of its content distribution over the next three years or we will lose our rights to the media content and distribution platforms. Additionally, under the same terms as the August 15, 2011 Licensing Agreement the Company will shall pay Licensor a royalty of one quarter of one percent (.025%) of all gross revenues resulting from the use of the Technology by Licensee and if the technology is sub-licensed form the Company, the Company shall pay Licensor a one percent (1%) royalty except as otherwise modified in writing.

On August 14, 2013, the Company amended the July 18, 2011 Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The amended AVP Agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $800,000 is due consultant upon the achievement of Milestone 1 (securing $10 million in available cash from funding), $800,000 upon the achievement of Milestone 2 (securing $20 million in available cash inclusive of any amounts attributable to Milestone 1) and $800,000 upon the achievement of Milestone 3 (securing $30 million in available cash inclusive of any amounts attributable to Milestone 2). Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

The Managing Partner of AVP is Timothy Neher, a former director of the Company and the only officer of the Company prior to March 7, 2011. From inception through March 31, 2013, the Company paid $1,800 cash to AVP and accrued $109,626 which included approximately $59,000 for accounting, $20,000 for legal expenses and $30,626 for general administrative expenses due to AVP.

THE REAL HIP-HOP NETWORK, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Under the terms of the Licensing Agreement, the Company has agreed to pay the Licensor one percent (1%) of any royalties received if the Company grants any third parties royalty-bearing licenses to the content or distribution platforms. In addition, the Company has agreed to pay Licensor a royalty of one quarter of one percent (0.25%) of all gross revenue resulting from use of the content or distribution platforms by the Company. In order to retain its rights, the Company must receive revenues or fund a minimum of $2 million in qualified content distribution and commercialization expenses before the third anniversary of the Licensing Agreement (at least $0.5 million of which must be before the first anniversary of the Licensing Agreement and at least $1 million of which must be before the second anniversary of the Licensing Agreement).

On July 18, 2011, the Company entered into a Consulting Services Agreement with AVP.  The agreement requires AVP to provide the Company with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy. Cash compensation of $800,000 is due consultant upon the achievement of Milestone 1, $800,000 upon the achievement of Milestone 2 and $800,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $66,667 per month. The total cash compensation to be received by the consultant is not to exceed $2,400,000 unless the Company receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones. The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

As permitted under Delaware law and in accordance with its Bylaws, the Company indemnifies its officers and directors for certain expenses incurred from legal or other proceedings that arise as a result of the director or officer’s service to the Company. There is no limitation on the term of the indemnification and the maximum amount of potential future indemnification is unlimited. The Company currently does not have a directors and officers insurance policy that could limit its exposure and enable it to recover a portion of any future amounts paid. The Company believes the fair value of these officer and director indemnification agreements is minimal, and, accordingly, has not recorded any liabilities for these agreements as of March 31, 2012.

From time to time, the Company may be involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that it believes are likely to have a material adverse effect on its financial position or results of operations.

 [OUTSIDE BACK COVER PAGE]

PROSPECTUS

THE REAL HIP-HOP NETWORK, INC.

5,000,000 SHARES OF
COMMON STOCK
TO BE SOLD BY THE REAL HIP-HOP NETWORK, INC.

3,176,050 SHARES OF
COMMON STOCK
TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until ___________, 2014 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ________________________, 2014

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Amount
Item	(US$)
SEC Registration Fee	$2,389
Transfer Agent Fees	1,000
Legal Fees	10,000
Accounting Fees	3,000
Printing Costs	100
Miscellaneous	400
TOTAL	$16,889

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has authority under General Corporation Law of the State of Delaware to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify each of its executive officers and directors against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant.

The provisions of the General Corporation Law of the State of Delaware that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

Name of Purchaser	Date of Sale	Title of Security	Amount of Securities Sold	Consideration

Accelerated Venture Partners LLC (1)	May 4, 2010	Common Stock	5,000,000	$2,000
SSM Media Ventures (2)	July 13, 2011, 2010	Common Stock	22,350,000	$2,235
Accelerated Venture Partners LLC	July 18, 2011	Common Stock	1,500,000	$150
Accelerated Venture Partners LLC	June 6, 2012	Common Stock	3,800,000	$380

(1)	Accelerated Venture Partners, LLC originally acquired 5,000,000 shares and subsequently tendered 3,750,000 of such shares for cancellation.

(2)
SSM Media Ventures Inc. transferred 6,936,050 shares to Atonn Muhammad its founder who retained 1,500,000 shares and gifted  shares to 49 individuals, including 1,250,000 shares to Matthew Anderson who was an affiliate of SSM 2008 to 2010 and is a director of the Company, 1,350,000 shares to Abdul Aquil Muhammad who was an affiliate of SSM from 2008 to 2010 and is a director of Company and 750,000 shares to Alvin Butler Jr who was an affiliate of SSM from 2008 to 2010 and is an Officer of the Company.

The securities issued in the above mentioned transactions to Accelerated Venture Partners and SSM Media were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act. No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management. No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

3.1.1	Articles of Incorporation of Accelerated Acquisitions XII, Inc. (1)
3.1.2	Certificate of Amendment to Articles of Incorporation (9)
3.2	Bylaws of the Registrant (2)
4.1	Specimen Stock Certificate (9)
5.1	Opinion of Law Offices of Timothy S. Orr, PLLC, regarding the legality of the securities being registered (9)
10.1	Subscription Agreement dated of July 13, 2011 between Accelerated Acquisitions XII, Inc. and SSM Media Ventures. (3)
10.2	Letter dated June 13, 2011 from Accelerated Venture Partners to Accelerated Acquisitions XII, Inc. regarding the tender of shares for cancellation. (4)
10.3	Consulting Agreement dated of July 18, 2011 between Accelerated Acquisitions XII, Inc. and Accelerated Venture Partners, LLC (5)
10.4	Licensing Agreement dated of August 15, 2011 between Accelerated Acquisitions XII, Inc. and The Real Hip-Hop Network Broadcast Corporation. (6)
10.5	First Amendment and Modification to Licensing Agreement by and among Accelerated Acquisitions XII, Inc. and The Real Hip-Hop Network Broadcast Corporation., dated as of August 14, 2013. (7)
10.6	First Amendment and Modification to Consulting Agreement by and among Accelerated Acquisitions XII and Accelerated Venture Partners, LLC, dated August 14, 2013 (8)
10.9	Form of Lock-Up and Leak Out Agreement (9)
10.10	2011 Employee, Director and Consultant Stock Plan (9)
10.11	Form of Lock-Up Agreement by and among Alvin Butler Jr and Atonn Muhammad dated October 23, 2013
10.12	Second Amendment and Modification to Licensing Agreement by and among Accelerated Acquisitions XII, Inc. and The Real Hip-Hop Network Broadcast Corporation., dated as of October 21, 2013. (10)
10.13	Assigned Affiliation Agreement with Dish Network, assigned as of dated as of October 21, 2013 (11)
10.14	Assigned Agreement with DirectTV, assigned as of dated as of October 21, 2013 (12)
10.15	Advisory Board Consulting and Compensation Agreement by and among The Real Hip-Hop Network, Inc. and Craig Mateus, executed November 20, 2013. (13)
10.16	Advisory Board Consulting and Compensation Agreement by and among The Real Hip-Hop Network, Inc. and Joseph Abrams, executed November 20, 2013. (14)
10.17	Advisory Board Consulting and Compensation Agreement by and among The Real Hip-Hop Network, Inc. and Scott R. Royster, executed November 20, 2013.(15)
23.1	Consent of Law Offices of Timothy S. Orr, PLLC, (included in Exhibit 5.1) (9)
23.2	Consent of Anton & Chia LLP
23.3	Consent of Peter Messineo, CPA
___________

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-12G (File No. 000-54062) filed with the Commission on July 30, 2010.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-12G (File No. 000-54062) filed with the Commission on July 30, 2010.
(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-54062) filed with the Commission on June 19, 2011.
(4)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-54062) filed with the Commission on June 19, 2011.
(5)	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K (File No. 000-54062) filed with the Commission on June 19, 2011.
(6)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on August 15, 2011.
(7)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-54062) filed with the Commission on August 19, 2013.
(8)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-54062) filed with the Commission on August 19, 2013.
(9)	Incorporated by reference to the Registrant’s Form S-1 (File No. 333-190837) filed with the Commission on August 27, 2013
(10)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on October 23, 2013.
(11)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on January 13, 2014.
(12)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on January 13, 2014.
(13)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commissio on January 13, 2014.
(14)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on November 22, 2013.
(15)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K (File No. 000-53392) filed with the Commission on November 22, 2013.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Washington, DC on January 23, 2014 .

THE REAL HIP-HOP NETWORK, INC. (Registrant)

By:	/s/ Atonn F. Muhammad
Name:	Atonn F. Muhammad
Title:	Chairman and CEO
(Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Atonn F. Muhammad, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of  The Real Hip-Hop Network, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Atonn F. Muhammad	Chairman and Chief Executive Officer,	August 26, 2013
Atonn F. Muhammad	Treasury and Director

/s/ Abdul Aquil Muhammd	Vice Chairman	August 26, 2013
Abdul Aquil Muhammad	Director

/s/ Matthew M. Anderson	Chief of Staff	August 26, 2013
Matthew M. Anderson	Secretary Director